UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(Rule 14a - 101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Parker Drilling Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders and Proxy Statement
May 9, 2017

Your broker cannot vote your shares for the election of Directors and certain other matters without your instructions. If you do not provide voting instructions, your shares will not be voted or counted in the election of Directors and certain other matters. We urge you to vote.

PARKER DRILLING COMPANY
5 Greenway Plaza, Suite 100
Houston, TX 77046
March 30, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your Board of Directors and management, we are pleased to invite you to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Parker Drilling Company, a Delaware corporation, which will be held Tuesday, May 9, 2017, at 9:00 a.m., Central Daylight Time, at the Doubletree by Hilton Hotel Houston – Greenway Plaza, 6 East Greenway Plaza, Houston, Texas, 77046, for the following purposes:

(1)	to elect the two nominees named in the accompanying Proxy Statement as Class III Directors for a three-year term;

(2)	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

(3)
to consider and act upon a proposal for the ratification of the selection made by our Audit Committee appointing KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2017;

(4)	to vote, on a non-binding advisory basis, on whether stockholders should vote, on a non-binding advisory basis, on the compensation of the named executive officers every one, two or three years; and

(5)	to transact such other business as may properly come before the meeting and any reconvened meeting following any adjournment or postponement thereof.

We will also answer questions about the Company and our 2016 performance. You will have the opportunity to meet some Directors and officers of the Company. In addition, a representative of KPMG, our independent registered public accounting firm, will be present and available to answer appropriate questions.

The record date for the determination of the stockholders entitled to vote at the Annual Meeting (“Record Date”) is fixed as of the close of business on March 13, 2017.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder and for any purpose relevant to the Annual Meeting, both at the Annual Meeting on May 9, 2017 and at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 during ordinary business hours for ten days prior to the Annual Meeting.

We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on March 30, 2017, we are mailing a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) to many of our stockholders instead of a paper copy of the accompanying Proxy Statement and our 2016 Annual Report. The E-Proxy Notice contains instructions on how to access our 2017 Proxy Statement and 2016 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including the 2017 Proxy Statement, our 2016 Annual Report and a form of proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about March 30, 2017, unless these stockholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to the 2017 Proxy Statement and the 2016 Annual Report on the Internet.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please vote by proxy as soon as possible. You may vote by proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. If you do attend the meeting and desire to vote in person, you may do so even though you have previously voted by proxy.

Thank you for your ongoing support and continued interest in Parker Drilling Company. We look forward to seeing you at the Annual Meeting. If you cannot attend the Annual Meeting, please log on to our website at www.parkerdrilling.com as we will post copies of a Form 8-K announcing the voting results of the Annual Meeting shortly thereafter.

By order of the Board of Directors,

/s/ Jon-Al Duplantier

Jon-Al Duplantier
Secretary

TABLE OF CONTENTS

PARKER DRILLING COMPANY
5 GREENWAY PLAZA, SUITE 100
HOUSTON, TEXAS 77046
PROXY STATEMENT

About Our Annual Meeting

Why am I receiving these materials?
The Board of Directors (“Board”) of Parker Drilling Company (“Parker,” the “Company,” “we,” “us” or “our”) has made these proxy materials available to you over the Internet or delivered paper copies of these materials to you by mail in connection with our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) which will take place May 9, 2017 at 9:00 a.m., Central Daylight Time, at the Doubletree by Hilton Hotel Houston – Greenway Plaza, 6 East Greenway Plaza, Houston, Texas 77046. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under rules promulgated by the U.S. Securities and Exchange Commission (“SEC”). This information is intended to assist you in voting your shares.

Who may attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Parker stockholder as of the close of business on March 13, 2017, or hold a valid proxy to vote at the Annual Meeting. Your E-Proxy Notice or your proxy card that you received, if you requested paper copies of your proxy materials, is your invitation to attend the Annual Meeting. If you plan to attend the Annual Meeting, you may either vote your proxy prior to the meeting or bring your E-Proxy Notice or proxy card and vote at the Annual Meeting as explained below. In the event you plan to attend the Annual Meeting in person, your proxy card must be presented to gain entry into the meeting.
No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

-	the election of two Class III Directors (“Proposal 1”);

-	a non-binding advisory vote on the compensation of our named executive officers (“Proposal 2”);

-	the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year 2017 (“Proposal 3”); and

-	a non-binding advisory vote on whether stockholders should vote, on a non-binding advisory basis, on the compensation of the named executive officers every one, two or three years (“Proposal 4”).
We will also consider other business that properly comes before the Annual Meeting, although the Company is not aware of any such business at this time.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the opportunity to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to receive proxy materials in printed form by mail or access them electronically on an ongoing basis.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?
We are providing an E-Proxy Notice of availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where the proxy materials are available and a link to the proxy voting website.
In addition, we are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside the United States, with paper copies of the proxy materials instead of an E-Proxy Notice about the Internet availability of the proxy materials.

How can I access the proxy materials over the Internet?
Your proxy card or E-Proxy Notice about the Internet availability of the proxy materials will contain instructions on how to:
-    view our proxy materials for the Annual Meeting on the Internet; and
-    instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at www.parkerdrilling.com.
Additionally, your proxy card or E-Proxy Notice will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?
Holders of the Company’s common stock (“Common Stock”) at the close of business on the Record Date of March 13, 2017, are entitled to vote their shares at the Annual Meeting. On the Record Date, there were 137,253,236 shares of Common Stock issued and outstanding.
Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record, including shares acquired through the Parker Drilling Company 401(k) Retirement Savings Plan (“401(k) Plan”), and (b) shares held by you as the beneficial owner (or “street name”) through a broker, trustee or other nominee such as a bank.
If you own shares in Parker’s 401(k) Plan and do not vote the shares held in the 401(k) Plan, the trustee of the 401(k) Plan will vote those shares in the same proportion as shares for which instructions were received from other participants in the 401(k) Plan.

How can I vote my shares in person at the Annual Meeting?
We will distribute written ballots to any stockholder of record who wants to vote in person at the Annual Meeting. However, if you are the beneficial owner of shares held in street name, you must request and obtain a legal proxy, executed in your favor, from the broker, trustee, nominee or other holder of record, and present such legal proxy at the Annual Meeting, in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote your proxy as described below so that your vote will be counted if you later decide to not attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:
Vote By Internet
Stockholders who have received an E-Proxy Notice of availability of the proxy materials on the Internet may submit proxies over the Internet by following the instructions on the E-Proxy Notice. Stockholders who have received notice of availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.
Vote by Telephone
You may vote using a telephone by following the “Vote by Telephone” instructions on your proxy card or E-Proxy Notice. You must have the control number that appears on your proxy card or in your E-Proxy Notice available when voting. If you vote by telephone, you do not have to mail in your proxy card.
Vote by Mail
If you received a paper copy of a proxy card by mail you may submit your proxy by completing, signing and dating your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

How will my shares be voted if I vote by proxy?
Your shares will be voted:
-     as you instruct; and
-     according to the best judgment of Gary G. Rich and Jon-Al Duplantier on any other business that properly comes before the Annual Meeting.

Will my shares be voted if I do not vote by proxy?
If you are a stockholder of record and do not mark your voting instructions on your proxy card, your shares will be voted:
-    FOR the election of the two nominees for Class III Director;
-    FOR the approval of the compensation of our named executive officers;
-    FOR the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for 2017;
-     ONE YEAR as the frequency of the advisory vote on the compensation of our named executive officers; and
-    according to the best judgment of Gary G. Rich and Jon-Al Duplantier on any other business that properly comes before the Annual Meeting.
If you hold your shares through a bank or brokerage account, and you do not instruct your broker – in accordance with the broker’s instructions or by the deadlines provided by your broker – how to vote prior to the Annual Meeting, your shares will not be voted on any matter other than the ratification of the appointment of the Company’s independent registered public accounting firm for 2017 (a “broker non-vote”). A broker non-vote occurs when a broker submits a proxy with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of Directors, the non-binding vote on the frequency of the advisory vote on compensation of our named executive officers, and the non-binding advisory vote on executive compensation.

What is the deadline for voting my shares?
If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.
If you are a beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares “FOR” each of the nominees for Class III Director, “FOR” the approval of the compensation of our named executive officers, “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year 2017, and “ONE YEAR” as the frequency of the advisory vote on compensation of our named executive officers.

Can I change my vote?
If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the proxy is exercised by:
-    timely delivery of written notice to the Secretary of the Company at the Company’s principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046;
-    a later-dated vote by telephone or on the Internet, or timely delivery of a valid, later-dated proxy; or
-    voting by ballot at the Annual Meeting.
For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee, nominee or other record holder; or, if you have obtained a legal proxy from your broker, trustee, or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

What happens if additional matters are presented at the Annual Meeting?
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant your proxy, the persons named as proxy holders, Gary G. Rich and Jon-Al Duplantier, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Class III Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board. We know of no reason why any of the nominees will be unavailable or unable to serve.
The chairman of the Annual Meeting may refuse to allow the transaction of any business with respect to which advance notice was not provided in accordance with the Company’s By-laws as set forth under “Stockholder Proposals” on page 6 of this Proxy Statement, or to acknowledge the nomination of any person other than as provided under “Nomination of Director Candidates” on page 7 of this Proxy Statement.

What constitutes a quorum?
The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to approve each of the proposals?
A plurality of the votes cast is required for the election of Directors when the election is contested. This means that, when there is an election between two or more candidates for one Director position, the Director nominee receiving the highest number of votes cast for a particular position on the Board is elected for that position. The affirmative vote of a majority of the shares of Common Stock casting a vote is required for the election of Directors in uncontested elections. The majority vote requirement for uncontested Director elections was recently adopted by amendment to the Company’s By-laws. Abstentions, withheld votes and broker non-votes will have no effect on the election of Directors.
You may vote “for” or “against” approval of the compensation of our executive officers, or you may “abstain” from voting. The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to approve, on an advisory basis, the compensation of our named executive officers although such vote will not be binding on us. Abstentions, withheld votes and broker non-votes will have no effect on this proposal.
You may vote “for” or “against” ratification of the appointment of KPMG as our independent registered public accounting firm for 2017, or you may “abstain” from voting. The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to ratify the appointment of KPMG as the independent registered public accounting firm for the Company for 2017. Abstentions, withheld votes and broker non-votes will have no effect on this proposal.
You may vote to approve the frequency of the stockholder vote on the compensation of our executive officers every one, two or three years or you may abstain from voting. We have determined to view the frequency vote that receives the greatest number of votes cast by the holders of our Common Stock entitled to vote at the meeting as the advisory vote of stockholders on the frequency of approval of the compensation of our named executive officers, although such vote will not be binding on us.
You may vote “One Year”, “Two Years” or “Three Years” regarding the frequency of the advisory vote on compensation of our named executive officers, or you may “abstain” from voting.
If you hold your shares in a brokerage or other street name account, your broker will not vote your shares for Proposals 1, 2, or 4 without your instruction. Cumulative voting is not allowed.

Where can I find the voting results of the Annual Meeting?
We will announce voting results at the Annual Meeting. We will also publish these results in a Current Report on Form 8-K which will be filed with the SEC. A copy of the report will be available in the Investor Relations section of our website at www.parkerdrilling.com and through the SEC’s electronic data system at www.sec.gov. You can obtain a paper copy by contacting our Investor Relations Department at (281) 406-2310 or the SEC at (202) 551-8090 for the location of the nearest public reference room.

Who can help answer my questions?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact:
Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64859
St. Paul, MN 55164-0859
Toll free: (800) 468-9716

What should I do if I receive more than one set of voting materials?
You may receive more than one E-Proxy Notice, more than one e-mail or more than one paper copy of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate E-Proxy Notice, a separate e-mail or separate proxy card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one E-Proxy Notice, more than one e-mail and more than one proxy card. To vote all your shares by proxy, you must complete, sign, date and return each proxy card that you receive and vote over the Internet the shares represented by each E-Proxy Notice and e-mail that you receive (unless you have requested and received a proxy card for the shares represented by one or more of those E-Proxy Notices or e-mails). If you would like to combine various accounts of your household into one for purposes of proxy solicitation and voting, please contact our stock transfer agent at (800) 468-9716 and instruct the shareowner services representative to do so.

How may I obtain a separate set of voting materials?
If you share an address with another stockholder, only one set of proxy materials (including our 2016 Annual Report and 2017 Proxy Statement) is being delivered to this address, unless you have provided contrary instructions to us. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from our transfer agent at:
Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64859
St. Paul, MN 55164-0859
Toll free: (800) 468-9716

Who will bear the cost of soliciting votes for the Annual Meeting?
The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the E-Proxy Notices and these proxy materials and soliciting votes. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of the E-Proxy Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our Directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have also hired Mediant Communications, Inc. to assist us in the distribution of proxy materials described above. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for the costs of forwarding proxy and solicitation materials to stockholders.

How can I get a list of stockholders?
The names of stockholders of record entitled to vote will be available at the Annual Meeting. You may also review the list of names of stockholders of record for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:30 a.m. and 5:00 p.m., Central Daylight Time, at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas, 77046.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as Directors?
You may submit proposals, including Director nominations, for consideration at future stockholder meetings.
Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the annual meeting next year, the written proposal must be received by the Secretary of the Company at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 no later than Thursday, November 30, 2017 (this is 120 days prior to March 30, 2018, the one year anniversary of the date of this Proxy Statement) and otherwise comply with our By-laws.
For a stockholder proposal that is not intended to be included in Parker’s Proxy Statement, the stockholder must provide the information required by our By-laws and give timely notice to our corporate Secretary, which, in general, requires that the notice be received by the Secretary of the Company no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days’ notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.
In order for a stockholder proposal to be considered at the annual meeting, the stockholder making such proposal (or on whose behalf such proposal is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.

Nomination of Director Candidates: You may propose Director candidates for consideration by the Corporate Governance Committee by submitting the candidate’s name and other relevant information to the Presiding Director of the Company’s Board at the principal executive offices set forth above. In order to allow time for review of the candidates’ credentials, please submit candidates to the Presiding Director by December 31, 2017. Our procedure for selection of Director candidates is described below under “Selection of Nominees as Director Candidates.”
In addition, the By-laws of Parker permit stockholders to nominate Directors for election at the Annual Meeting. To nominate a Director, the stockholder must deliver the information required by the By-laws of Parker and by Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the stockholder must give notice to the corporate Secretary of Parker no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days’ notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, a nomination by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.
In order for a Director nomination by a stockholder to be considered at the annual meeting, the stockholder making such nomination (or on whose behalf such nomination is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.

How may I obtain the Company’s 2016 Annual Report on Form 10-K?
A copy of our 2016 Annual Report on Form 10-K is enclosed. It is part of our Annual Report to Stockholders.
Stockholders may request another free copy of the 2016 Annual Report on Form 10-K from our principal executive office address or it may be accessed on our website at www.parkerdrilling.com.

Where can I find more information about Parker Drilling?
The Company maintains a corporate website at www.parkerdrilling.com, and stockholders can find additional information about the Company on the Investor Relations section of the website. Visitors to the Investor Relations portion of the website can view and print copies of the Company’s SEC filings, including Forms 10-K, 10-Q and 8-K as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, and the Company’s Code of Conduct and its Corporate Governance Principles are all available through the website. Alternatively, stockholders may obtain, without charge, copies of all of these documents by writing to the Secretary of the Company at 5 Greenway Plaza, Suite 100, Houston, Texas 77046. Please note that the information contained on Parker’s website is not incorporated by reference or considered to be a part of this Proxy Statement.

How can I get a copy of By-laws provisions?
You may contact the Company’s corporate Secretary at our principal executive office for a copy of the relevant By-laws provisions regarding the requirements for making stockholder proposals and nominating Director candidates. Our By-laws are also available on our website at www.parkerdrilling.com in the “About Us” section under “Governance.”

GOVERNANCE OF OUR COMPANY

Corporate Governance Principles

The Board has adopted the Company’s Corporate Governance Principles, which comply with the requirements of the corporate governance listing standards of the New York Stock Exchange (“NYSE”). From time to time we may revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of stockholders. Our Corporate Governance Principles are published on our website at www.parkerdrilling.com in the “About Us” section under “Governance.”

Board Leadership Structure

Under our Governance Principles, the Board does not require separation of the offices of Chairman and Chief Executive Officer (“CEO”). The Board believes this determination should be made in the Company’s best interests based on the circumstances at the time.  In deciding which board leadership structure it believes will provide the most effective leadership and board oversight for the Company, the Board considers a range of factors.  The factors include, but are not limited to: the Company’s operating and financial performance under the existing board leadership structure; recent or anticipated changes in the CEO role; and the effectiveness of current processes and structures for Board interaction with and oversight of management. The Board will continue to exercise its judgment periodically to determine the board leadership structure that it believes will provide appropriate leadership, direction and oversight, while facilitating the effective functioning of both the Board and management. After assessing these considerations, the Board has concluded that the combined role of Chairman and CEO best serves the interests of stockholders and the Company at this time. Since October 2012, Mr. Gary G. Rich has served as Chief Executive Officer, and has served as Chairman of our Board since May 2014.

As indicated above, the Board believes it is important to maintain flexibility as to the Board’s leadership structure, but firmly supports maintaining a non-employee Director in a board leadership role at all times, either as non-executive Chairman or Presiding Director. Accordingly, our Governance Principles provide that when the same individual holds the offices of Chairman and CEO, the Board will appoint a Presiding Director from among the independent Directors. The Board believes that when the offices of Chairman and CEO are combined, having a Presiding Director to coordinate the activities of the independent Directors and to serve as a liaison between the Board and management will enhance the effectiveness of the independent Directors, and provide a channel for non-employee Directors to raise issues or concerns for the Board’s consideration. Mr. Richard D. Paterson has served as a Director since 2012 and is currently the Presiding Director.

The defined duties of the Presiding Director include:

•	Board Leadership – help foster effective Board oversight and chair meetings when the Chairman/CEO is absent;

•	Board Performance – collaborate with the Chairman/CEO and Corporate Governance Committee to organize and communicate performance evaluations of the Board, its committees and members;

•	Management Oversight – collaborate with the Compensation Committee to ensure the Board establishes for the Chairman/CEO objectives that are aligned with stockholders’ interests;

•	Chairman/CEO Performance – collaborate with the Corporate Governance Committee and the Compensation Committee to organize and communicate performance evaluations of the Chairman/CEO;

•	Independent Director Leadership – call, set agendas for and chair independent Director meetings, and serve as liaison between independent Directors and the Chairman/CEO;

•	Director Succession Planning – collaborate with the Chairman/CEO and the Corporate Governance Committee to implement effective Director succession plans;

•	Executive Succession Planning – collaborate with the Chairman/CEO and the Compensation Committee to implement effective executive succession plans;

•	Board Agendas and Schedule – collaborate with the Chairman/CEO in setting Board meeting agendas and meeting schedules; and

•	Stockholder Communications – be available for direct communication with major stockholders, as needed.

Selection of Nominees as Director Candidates

The Corporate Governance Committee is responsible for reviewing candidates and proposing candidates for Director nominees each year. The Corporate Governance Committee Charter requires the Corporate Governance Committee to review the qualifications of any candidate whose name has been properly submitted for consideration as a Director nominee and to advise the Board of its assessment. The Corporate Governance Principles and Corporate Governance Committee Charter do not provide any minimum qualifications, but do provide that the Directors should consider independence, diversity (with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds), age, skills and experience in the context of the needs of the Board in making its determination of an appropriate candidate. However, the Board does not have a policy with respect to the consideration of diversity in identifying Director nominees.

The Corporate Governance Committee considers for Board membership candidates suggested by its committee members and other Board members, as well as the Company’s management and the stockholders. The Corporate Governance Committee has the authority to retain a third-party search firm to assist in the identification of qualified candidates. The Corporate Governance Committee will also consider whether to nominate any person submitted pursuant to the provisions of the Company’s By-laws described above relating to stockholder nomination. A stockholder who wishes to recommend a candidate to be considered as a Director nominee at next year’s annual meeting should notify the Presiding Director in writing at: Presiding Director, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046. Stockholder recommendations should be received by December 31, 2017, to enable the Corporate Governance Committee sufficient time to review the qualifications of candidates. In order for a Director nomination by a stockholder to be considered at the annual meeting, the stockholder making such nomination (or on whose behalf such nomination is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.

The procedure for evaluating candidates recommended by stockholders is identical to the procedure for evaluating candidates proposed by other Directors, the Company’s management or by a search firm hired by the Corporate Governance Committee.

Director Independence Determination

In accordance with the NYSE Corporate Governance Listing Standards, the Board has conducted its annual review of Director independence to determine, based upon an earlier review and analysis by the Corporate Governance Committee, whether or not any non-employee Directors had any material relationships or had engaged in material transactions with the Company. The analysis was based on information obtained from the Directors in response to a director questionnaire that each Director is required to complete and sign each year, including disclosure of any transaction(s) with the Company in which the Director, or any member of his or her immediate family, has a direct or indirect material interest, and any transaction(s) between the Company and any other company of which a Director is an employee, or has a family member who is an executive officer. Transactions reviewed by the Board included those reported under “Certain Relationships and Related Party Transactions” on page 19 of this Proxy Statement. The Board then made a determination regarding whether any identified transactions or relationships are addressed in the specific independence criteria of the NYSE Corporate Governance Listing Standards, and if so, whether the transactions identified exceeded the objective thresholds for independence. The Board further examined all other transactions and relationships to determine if such transaction(s), irrespective of their magnitude in terms of the objective criteria specified by the NYSE, would otherwise adversely affect the independence of any non-employee Director who had engaged in any such transaction(s), individually or through a company with whom the Director is employed, or had any relationship with the Company during 2016. As a result of this review, the Board affirmatively determined that the following non-employee Directors are independent under the NYSE Corporate Governance Listing Standards: Jonathan M. Clarkson, Peter T. Fontana, Gary R. King, Richard D. Paterson, Roger B. Plank, R. Rudolph Reinfrank and Zaki Selim.

Parker Policy on Business Ethics and Conduct

All of our Board members and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by the Company’s Code of Conduct (“Code of Conduct”) to ensure that our business is conducted in accordance with the requirements of law and the highest ethical standards. The Code of Conduct contains provisions on financial ethics consistent with the ethics requirements of the SEC that were instituted pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing standards of the NYSE.

The full text of the Code of Conduct is published on our website at www.parkerdrilling.com at “About Us” under the “Governance” section. In accordance with SEC rules, we will disclose on our website any future amendments to the Code of Conduct and any waivers of such code that affect Directors and executive officers and senior financial personnel within four business days following such amendment or waiver.

Board’s Role in Risk Oversight

The Company has historically placed a high level of importance on addressing, pre-empting and managing those matters which may present a significant risk to the Company. The Board, as a whole or through one of its committees, is updated regularly on tax and accounting matters, internal controls, litigation status, governmental and corporate compliance regulations and programs, quality controls, safety performance, as well as operational and financial issues. The Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and considers appropriate risk management strategies where necessary.

Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices

In accordance with the SEC regulations adopted pursuant to SOX, the Audit Committee has adopted a procedure for the receipt, retention and handling of complaints regarding accounting practices, internal accounting controls and auditing practices. This procedure has been integrated into the Company’s Whistleblower Policy, which allows the confidential and anonymous reporting of such matters, including other irregularities, via the Internet or the Company’s ethics helpline that has been established specifically for this purpose. Additionally, such complaints can be reported directly to the Chief Compliance Officer, the Internal Audit department and/or the General Counsel. The ethics helpline number, the Internet site address and the contact information for the Chief Compliance Officer and the General Counsel are provided on the Company’s website. The Whistleblower Policy provides that the complaints be reported to the Chief Compliance Officer, Internal Audit department and/or General Counsel for review and, if appropriate, they will be forwarded to the Audit Committee for further investigation and handling as the Audit Committee deems appropriate.

Director Education

Parker is committed to ensuring that its Directors remain informed regarding best practices in corporate governance. Parker reimburses its Directors for certain costs of continuing education related to their service as members of the Board.

Policy on Director Attendance at Annual Meeting
Board members are encouraged to be in attendance at all meetings including the Annual Meeting. All Directors who were Directors at the time of the 2016 Annual Meeting attended the meeting, except Mr. Donnelly who retired effective that day.
Board and Committee Membership
The business of the Company is managed under the oversight of the Board. The Board has regularly scheduled meetings and special meetings as necessary to effectively oversee the business of the Company. Each Board member is expected to attend each meeting unless circumstances make attendance impractical. In addition to meetings of the full Board, the non-employee Directors have separate meetings among themselves from time to time and also have the opportunity to meet with officers and other key personnel and to review materials as requested by and/or provided to them in order to be properly informed as to the business affairs of the Company.
During 2016, the Board held seven meetings either in person or by telephone. Each of our Directors attended at least 75 percent of the meetings of the Board and its committees on which he served during his tenure as a Director and committee member during 2016.
The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. In addition to our standing committees, the Board may establish special committees to consider various matters that arise outside the ordinary course of business. The Board sets fees for the members of such special committees as the Board deems appropriate in light of the amount of additional responsibility special committee membership may entail.
The following table provides 2016 membership and meeting information for each of the committees of the Board.

Name	Audit	Compensation	Corporate Governance
Mr. Clarkson	X(1)		X
Mr. Donnelly(2)	—	X	—
Mr. Fontana	X	—	—
Mr. King		X	—
Mr. Paterson	X	—	X
Mr. Plank	—	X(2)	X
Mr. Reinfrank	—	X	X(2)
Mr. Selim	X	X	—
2016 Meetings	6	4	3

(1)	Chair in 2016.

(2)	Mr. Donnelly retired from the Board effective May 10, 2016.
The Audit Committee
The Audit Committee is currently comprised of three members of the Board: Mr. Jonathan M. Clarkson, Chairman, and members: Messrs. Peter T. Fontana and Richard D. Paterson. The Board has reviewed the qualifications of the members of the Audit Committee and determined that, in addition to satisfying the NYSE independence standards, each member of the Audit Committee satisfies the independence requirements of the SEC, pursuant to Rule 10A-3 under the Exchange Act.
In addition, the Board has determined that each member of the Audit Committee is financially literate, and that each of Mr. Clarkson and Mr. Paterson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee has four regularly scheduled meetings each year, and schedules additional meetings to review earnings releases and public filings and other matters as the Audit Committee deems appropriate. The Audit Committee also schedules periodic meetings to be held separately with management, the internal auditors, the independent registered public accounting firm and other officers as the committee deems necessary to properly perform its functions under its charter and applicable regulatory requirements.

The Audit Committee assists the Board with its monitoring of:
•    the integrity of (a) the process involved in the preparation of financial statements, and (b) auditing of the financial statements of the Company;
•    the independent registered public accounting firm’s qualifications and independence;
•    the performance of the internal audit function and the independent registered public accounting firm; and
•    the Company’s compliance with legal and regulatory requirements.

In 2016, the Committee met formally on six occasions either in person or by telephone. Other specific responsibilities of the Audit Committee are set forth below under the heading “Audit Committee Report” and in its charter, a copy of which is available on our website at www.parkerdrilling.com.

The Compensation Committee

The Compensation Committee is currently comprised of four members of the Board: Mr. Zaki Selim, Chairman, and members: Messrs. Peter T. Fontana, Gary R. King, and R. Rudolph Reinfrank. Each member of the Compensation Committee is independent in accordance with the NYSE Corporate Governance Listing Standards and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code (the “Code”).

The Compensation Committee: (a) discharges the responsibilities of the Board relating to (i) overall oversight of the Company’s compensation and benefits policy, and (ii) compensation of the Company’s Chief Executive Officer and other executive officers, (b) reviews and discusses with our management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual Proxy Statement and determines whether to recommend to the Board that the CD&A be included in the annual Proxy Statement, and (c) provides the Compensation Committee Report for inclusion in our annual Proxy Statement. Other specific responsibilities of the Compensation Committee are set forth in its charter, a copy of which is available on our website at www.parkerdrilling.com.

Pursuant to the charter of the Compensation Committee, the Compensation Committee may, in its sole discretion, retain and terminate its own independent compensation consultant and obtain advice and assistance from internal or external legal, accounting or other advisors. The Compensation Committee receives appropriate funding from the Company, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisers retained by the Compensation Committee. During 2016, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its consultant and independent advisor.

In 2016, the Compensation Committee held four meetings. Certain of these meetings were attended in part by one or more members of the management team and one or more representatives of PM&P, in order for the Compensation Committee to obtain information from management and PM&P that was relevant to the compensation matters being considered. During certain of these meetings the Compensation Committee also met in executive session.

The Corporate Governance Committee

The Corporate Governance Committee is currently comprised of four members of the Board: Mr. R. Rudolph Reinfrank, Chairman, and members: Messrs. Jonathan M. Clarkson, Richard D. Paterson, and Zaki Selim, each of whom meets the independence requirements of the NYSE.

The Corporate Governance Committee assists the Board in (a) identifying individuals qualified to become Board members; (b) recommending to the Board the Director nominees to stand for election at the annual meeting of stockholders and to fill vacancies on the Board; (c) developing and implementing the Corporate Governance Principles applicable to the Company; (d) making recommendations to the Board with respect to non-employee Director compensation; (e) conducting its annual review of the Board’s performance; (f) making recommendations for committee membership to the Board; and (g) recommending to the Board a Director to serve as Presiding Director.

In 2016, the Corporate Governance Committee held three meetings. The Corporate Governance Committee recommends the form and amount of compensation for non-employee Directors, and the Board makes the final determination. In considering and recommending the compensation of non-employee Directors, the Corporate Governance Committee considers such factors as it deems appropriate, including historical compensation information and the level of compensation necessary to attract and retain non-employee Directors meeting our desired qualifications. In 2016, the Corporate Governance Committee retained PM&P to provide market information on non-employee Director compensation, including annual Board and committee retainers, Board and committee meeting fees, committee chairperson fees, stock-based compensation and benefits. PM&P also compares and analyzes the current compensation of our non-employee Directors with market data and presents the findings to the Corporate Governance Committee.

Other specific responsibilities of the Corporate Governance Committee are set forth in its charter, a copy of which is available on our website at www.parkerdrilling.com.

Contacting the Board of Directors

Interested persons wishing to contact the Board of Directors may do so via the method disclosed on our website, which may be found by selecting “Contact the Board” under the heading “About Us” and the subheading “Governance.”

OUR BOARD OF DIRECTORS

In assessing the quality and effectiveness of our Board, the Corporate Governance Committee considers the composition of the Board as a whole, as well as the experience, qualifications, attributes and skills brought to the Board by each Director. As an initial matter, each Director should have, among other attributes, personal and professional integrity and high ethical standards, good business judgment, an excellent reputation in the industry in which the nominee or Director is or has been primarily employed and a sophisticated understanding of the business of the Company or important aspects of the business. We believe that each of our Directors has these attributes. The members of the Board (including nominees) and their biographical information are set forth below.

NOMINEES FOR DIRECTOR (CLASS III) — WITH TERM OF OFFICE EXPIRING AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS
ROBERT L. PARKER, JR.
DIRECTOR SINCE SEPTEMBER 1973
Mr. Parker, age 68, is the retired Chairman of the Board of Directors of the Company. Mr. Parker served the Company as Chairman of the Board of Directors from January 1, 2014 until May, 2014. Prior to that, he served as Executive Chairman of the Board of Directors from October 2012 until January 1, 2014. Mr. Parker stepped down from his role as the interim President and Chief Executive Officer of the Company in October 2012 upon Mr. Rich’s appointment to the office of President and Chief Executive Officer. Having joined the Company in 1973, Mr. Parker served as Chief Executive Officer from 1991 to 2009, and was appointed Chairman of the Board of Directors in 2006. He previously was elected Vice President in 1973, Executive Vice President in 1976, and President and Chief Operating Officer in 1977. Mr. Parker is on the Board of Directors of the University of Texas at Austin Development Board and the University of Texas Health Science Center (Houston) Development Board. Mr. Parker is also a member of the Board of Trustees of Schreiner University. Mr. Parker brings significant experience in the oil and gas service industry through his more than 40 years with the Company, and his prior leadership in the International Association of Drilling Contractors and the American Petroleum Institute.
GARY G. RICH
DIRECTOR SINCE OCTOBER 2012
Mr. Rich, age 58, is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. An industry veteran with over 30 years of global technical, commercial and operations experience, Mr. Rich joined the Company in 2012 after a 25-year career with Baker Hughes Incorporated. Most recently, he served as Vice President of Global Sales for Baker Hughes, and prior to this role, he served as president of that company’s European operations. Previously, Mr. Rich was President of Hughes Christensen Company (HCC), a division of Baker Hughes primarily focused on the production and distribution of drilling bits for the petroleum industry. Mr. Rich holds a B.S. in Accounting from Brigham Young University and an M.S. in Science and Technology Commercialization from the University of Texas. Over his career he has held a progressive series of roles across a broad spectrum of focus areas including global sales and strategic marketing and business development; new technology, product and commercialization strategies; and operations, finance and business management. As Chief Executive Officer of the Company, Mr. Rich is well suited to serve as a link between the Board and the Company’s management. Additionally, the Board believes it benefits greatly from his significant experience in the oil and gas service industry gained during the course of his 30-year career.

CONTINUING DIRECTORS (CLASS I) — WITH TERM OF OFFICE EXPIRING AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS
RICHARD D. PATERSON
DIRECTOR SINCE MARCH 2012
Mr. Paterson, age 66, serves as the Presiding Director of the Board. In June 2011, he retired from PricewaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants,

after 37 years of service. At the time of his retirement, Mr. Paterson served as global leader of PwC’s Consumer, Industrial Products and Services Practices (comprising the automotive, consumer and retail, energy utilities and mining, industrial products, pharmaceutical and health industries sectors) and also as the Managing Partner of the Houston Office and U.S. Energy Practice. These practices comprised roughly half of PwC’s global revenues. From 2001 to 2010, Mr. Paterson was Global Leader of PwC’s Energy, Utilities and Mining Practice and also was the lead audit engagement partner responsible for the audits of ExxonMobil Corporation from 2002 to 2006. From 1997 to 2001, Mr. Paterson lived in Moscow, Russia, where he led PwC’s Energy Practice for Europe, Middle East and Africa and also was the lead audit engagement partner responsible for the audits of OAO Gazprom for those years. Prior to 1997, Mr. Paterson was responsible for the audits of numerous PwC clients, principally in the energy sector. He began his career with PwC in Battle Creek, Michigan in 1974, served in seven PwC offices, including four years in the National Office in New York, and was admitted as a partner of PwC in 1987. Mr. Paterson is a member of the National Association of Corporate Directors (“NACD”). NACD has named him a Board Leadership Fellow due to his demonstrated commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors. Mr. Paterson serves on the Board of Directors and as Chairman of the Audit Committee of Eclipse Resources Corporation. He also serves as a member of the Board of Directors, including Chairman of the Audit Committee and a member of the Finance Committee, of Tidewater, Inc. Mr. Paterson also serves as a director and chairman of the Audit and Compliance Committee of Saipem Canada, Inc., a private company. Mr. Paterson previously served as a member of the Board of Directors and Chairman of the Audit Committee of Zaff GP LLC, a private equity fund investing in emerging markets with a focus on the energy, infrastructure and real estate sectors. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. The Board believes Mr. Paterson brings extensive knowledge of the energy industry and energy value chain, and the risks faced by companies operating in the energy industry. In addition, as a long-time audit partner of PwC with significant international experience, he has deep expertise with capital markets, governance and with the preparation and review of financial statements and disclosure documents.
R. RUDOLPH REINFRANK
DIRECTOR SINCE MARCH 1993
Mr. Reinfrank, age 61, has served since October 2009 as the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm based in Los Angeles, CA (“Riverford”). Riverford acts as an investor, board member and strategic advisor to growth companies and companies in transition. In 2000, Mr. Reinfrank co-founded and served as a Managing General Partner of Clarity Partners, L.P. until 2009. In 2005, he co-founded Clarity China, L.P. In 1997, he co-founded and serves as a Managing General Partner of Rader Reinfrank & Co. Mr. Reinfrank serves on the Board of Directors and as Chairman of the Audit Committee of Apollo Investment Corporation, a closed-end, externally managed, investment management company. Mr. Reinfrank is also a Senior Advisor to Pall Mall Capital, Limited (London) and Transnational Capital Corporation. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K and he is FINRA licensed for Series 7, 62 and Series 63. As a founder and managing general partner of a private equity firm, Mr. Reinfrank brings valuable investment and financing expertise to the Company. In addition, as a strategic advisor to a wide range of companies, Mr. Reinfrank’s diverse and extensive business experiences provide an important and unique perspective to our Board.
ZAKI SELIM
DIRECTOR SINCE MARCH 2015
Mr. Selim, age 60, is the non-executive Chairman and a member of the Board of Directors of Glasspoint, Inc., a manufacturer of solar steam generators for use in the oil and gas industry, a position he has held since 2013. He has also served as a senior advisor with First Reserve, a private equity investment firm focused on global energy and infrastructure investments, from 2013 to 2014. In 2012, Mr. Selim joined the Board of Directors of Total Safety U.S., Inc., a privately held industrial safety service provider. An oil and gas industry veteran, Mr. Selim retired from Schlumberger in 2010 after a 29-year career with the company. From 1983 until 2010, he held progressive management positions within Schlumberger Limited, retiring as the Area President for Oilfield Services – Middle East/Asia. From 2010 to 2012, Mr. Selim served as Chief

Executive Officer of PetroPro, an energy consulting business based in Dubai, U.A.E. Mr. Selim is a member of the Society of Petroleum Engineers (SPE), holds a bachelor’s degree in mechanical engineering from Cairo University’s Faculty of Engineering and attended the management program at Harvard Business School. As a former senior executive with a leading oilfield service provider, the Board believes Mr. Selim brings significant operational and business experience to the Company. The Board also believes that Mr. Selim’s years of experience working in the Middle East brings significant expertise in a region where the Company’s operations are expanding.

CONTINUING DIRECTORS (CLASS II) — WITH TERM OF OFFICE EXPIRING AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS

JONATHAN M. CLARKSON
DIRECTOR SINCE MARCH 2012
Mr. Clarkson, age 67, recently retired as Chief Financial Officer for Matrix Oil Corporation, a privately held company active in oil and gas exploration and production. Mr. Clarkson held this position since May 2012. Mr. Clarkson retired in December 2011 from the Houston Region of Texas Capital Bank, a subsidiary of Texas Capital Bancshares, Inc., where he served as President, Chief Executive Officer and Chairman from 2003 until 2011. Mr. Clarkson currently serves on the Board of Directors, is non-executive Chairman of the Board, and is Chairman of the Audit Committee of Memorial Production Partners GP LLC, the general partner of Memorial Production Partners LP, a domestic energy firm focused on the acquisition and exploitation of domestic oil and gas properties. Effective December 13, 2016, Mr. Clarkson became a member of the Board of Directors and a Member and Chair of the Audit Committee of WildHorse Resource Development. Since 2010, Mr. Clarkson has served on the Advisory Board of Rivington Capital Advisors, LLC, an investment banking firm specializing in private capital and mergers and acquisition transactions for the small- and mid-cap energy sectors. Mr. Clarkson previously served in senior management positions in the energy and banking industries. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. As a former chief financial executive of public companies, the Board believes Mr. Clarkson brings significant financial expertise, including an understanding of financial risk management, and experience in preparation and review of financial statements and disclosure documents. The Board also believes that, as a director of multiple public companies, Mr. Clarkson brings valuable insights into a wide range of challenges facing public companies.

PETER T. FONTANA
DIRECTOR SINCE SEPTEMBER 2015
Mr. Fontana, age 70, is the former Chief Operating Officer of Weatherford International, a global provider of equipment and services used in drilling, evaluation, completion, production and intervention of oil and natural gas wells. He retired from Weatherford in 2013, having served as Chief Operating Officer since 2010. Mr. Fontana joined Weatherford in January 2005. Prior to joining Weatherford, Mr. Fontana held leadership positions with Baker Hughes, Forasol/Foramer and The Western Company of North America. Mr. Fontana holds a master's of business administration from Southern Methodist University and is the inventor and co-inventor on several U.S. patents. He has authored numerous technical papers focused on improved drilling operations. As a former senior executive with a leading oilfield service provider, the Board believes that Mr. Fontana brings significant international operational experience to the Board, especially within the rental services operations.

GARY R. KING
DIRECTOR SINCE SEPTEMBER 2008
Mr. King, age 58, is the Managing Partner of the Matrix Partnership, a strategic advisory firm he founded in 2009, focused on natural resources and based in Dubai, U.A.E. From April 2016 to June 2016, he was the Chief Executive Officer of privately held Intrepid GTL. In 2014, he served as the Chief Executive Officer of Regalis Petroleum, a privately held African oil exploration company. From 2012 to 2014, Mr. King served in various positions with the Dutco Group, a diversified infrastructure investment and development company based in Dubai: President of Tarka Resources, Inc., Vice Chairman of Manti Resources, LP, and CEO of

Dutco Natural Resources Investments Limited. In 2008 and 2009, Mr. King was the founding Chief Executive Officer of the investment fund Dubai Natural Resources World. Mr. King previously served in senior management positions in the financial and energy industries, after beginning his career as an exploration geologist in 1980. Mr. King is a member of the National Association of Corporate Directors. He previously served on the Board of Directors of Canadian listed Serinus Energy Inc., where he chaired the Compensation Committee and was a member of the Audit Committee, the Corporate Governance Committee and the Reserves Committee. The Board believes that Mr. King brings significant international experience to the Board, especially within the energy sector in the Middle East. The Board also believes Mr. King, as a former executive in a financial institution and other financial and commodities businesses, brings important financial expertise that benefits the Board in addressing issues related to finance.

RETIRING DIRECTOR

ROGER B. PLANK
DIRECTOR SINCE MAY 2004
Mr. Plank, age 60, is Chief Executive Officer and a board member of Apex International Energy, LLC, a company he founded in 2016 to acquire, explore and produce oil and gas in Egypt and other Middle East North Africa countries. He retired in March 2014 as President and Chief Corporate Officer of Apache Corporation, after a 32 year career. From 2009 to 2011 he served as President of Apache Corporation. From 2000 to 2009, he served as Executive Vice President and Chief Financial Officer, and was Vice President and Chief Financial Officer from 1997 to 2000. Prior to 1997, Mr. Plank served as Vice President of Planning and Corporate Development, Vice President of Corporate Communications and Vice President of External Affairs for Apache. Mr. Plank is a member of the Board of Directors of Newfield Exploration, a large independent exploration and production company. He is a trustee of Houston’s Alley Theatre.

DIRECTOR COMPENSATION

Fees and Benefit Plans for Non-Employee Directors
Annual Cash Retainer Fees. In 2016, each non-employee Director of the Company received an annual cash retainer fee of $30,000. The full annual retainer fee is paid to all current Directors as of the date of each annual meeting. Directors who are appointed during the period in between annual meetings receive a pro-rated fee for the remainder of the period until the next annual meeting, but Directors who leave the Board prior to serving the entire period between annual meetings do not forfeit any of the annual retainer previously received.
Meeting Fees. In 2016, non-employee Directors of the Company were paid a fee of $2,500 for each Board meeting, and $2,500 for each committee meeting, attended in person or in which the Director participated by telephone. These meeting fees were paid following each meeting.
Committee Chair Fees. In 2016, the chairs of the Compensation and Corporate Governance Committees received an additional fee of $15,000 for his service as a committee chair, and the Audit Committee Chair received an additional fee of $17,500 for his service as a committee chair.
Presiding Director Fees. Mr. Paterson received an additional fee of $17,500 for his service as the Presiding Director in 2016.
Equity Grants. Non-employee Directors of the Company are eligible to participate in the Company’s 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016) (the “2016 Plan”), which allows for the grant of various types of equity awards. On May 10, 2016, after consideration of a report from PM&P and other factors that the Corporate Governance Committee deemed relevant, the Corporate Governance Committee recommended, and the Board awarded, 39,370 restricted stock units (“RSUs”) to each of the non-employee Directors, all of which will vest on the one-year anniversary date of the award. Upon appointment, new non-employee Directors joining the Board are entitled to receive an initial equity grant valued at $30,000.

2016 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Clarkson	$90,000	$99,606	$189,606
Mr. Donnelly(2)	$7,500	-	$7,500
Mr. Fontana	$62,500	$99,606	$162,106
Mr. King	$57,500	$99,606	$157,106
Mr. Parker(3)	$47,500	$99,606	$147,106
Mr. Paterson	$90,000	$99,606	$189,606
Mr. Plank	$77,500	$99,606	$177,106
Mr. Reinfrank	$80,000	$99,606	$179,606
Mr. Selim	$72,500	$99,606	$172,106

(1)
Reported amounts reflect the fair value of the awards as of the grant date in accordance with FASB ASC Topic 718 Compensation – Stock Compensation. As of December 31, 2016, each of our then-serving non-employee Directors had 39,370 RSUs.

(2)	Mr. Donnelly retired from the Board effective May 10, 2016.

(3)
In addition to Mr. Parker’s compensation as a Director, in 2016 he received $450,765 in cash payments and 36,155 shares of the Company’s Common Stock (reflecting a market value of $75,564) pursuant to his retirement from the Company on December 31, 2013. See “Certain Relationships and Related Party Transactions” below.

Board members are reimbursed for their travel expenses incurred in connection with attendance at Board and committee meetings and for Board education programs. These amounts are not included in the table above. Employee Directors do not receive any compensation for their participation on the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporate Governance Committee, or its designee, is charged by its charter with reviewing and approving any transactions between the Company and current or former officers or Directors and other parties defined as being “related parties” pursuant to the Related Party Transaction Policy of the Company. See “Related Party Transaction Policy” below.

Related Party Transaction Policy
Our Related Party Transaction Policy requires the prior approval by the Corporate Governance Committee of any transaction between the Company and any Related Party. For the purposes of the policy, a Related Party is (a) any senior officer (which shall include, at a minimum, each vice president and officer required to disclose transactions in the Company’s equity securities under Section 16 of the Exchange Act) or Director of the Company, (b) a stockholder owning in excess of five percent of the Company (or its controlled affiliates), (c) a person who is an immediate family member of a senior officer or Director, or (d) an entity which is owned or controlled by a person or entity listed in (a), (b) or (c) above, or an entity in which a person or entity listed in (a), (b) or (c) above has a substantial ownership interest or control. A Related Party Transaction under the policy is any transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than (a) transactions available to all employees generally, and (b) transactions involving less than $5,000 when aggregated with all similar transactions.
Generally, the Corporate Governance Committee reviews Related Party Transactions at its first annual committee meeting, but the committee has special procedures to approve time sensitive Related Party Transactions that arise throughout the year. For example, the Chairman of the Corporate Governance Committee has the authority to unilaterally approve Related Party Transactions that do not exceed $20,000. Management is responsible for informing the Corporate Governance Committee throughout the year of any material changes to approved Related Party Transactions.

Related Party Transactions
On December 31, 2013, Robert L. Parker, Jr., our former Executive Chairman, retired as an employee of the Company. Mr. Parker continued to serve as Chairman of the Company’s Board of Directors until the annual meeting of stockholders held in 2014, at which time Mr. Parker was elected to the Board for a three-year term.
In connection with Mr. Parker’s retirement, the Company and Mr. Parker entered into a Retirement and Separation Agreement dated as of November 1, 2013 (the “Retirement Agreement”). Under the terms of the Retirement Agreement, in 2016, Mr. Parker received a cash payment of $200,765 and 36,155 shares of the Company’s Common Stock (representing a market value of $75,564).pursuant to the 2013 Long-Term Incentive Award of the Company’s then-existing Long-Term Incentive Plan.
In addition, in 2016 Mr. Parker was paid $250,000 in exchange for his agreement to provide additional support to the Company when needed in matters in which his historical and industry knowledge, client relationships and related expertise could be of particular benefit to the Company’s interests. Mr. Parker is entitled to a similar payment of $250,000 in 2017, as well.
Mr. Roger B. Plank, one of our Directors, owns $215,000 aggregate principal amount of our 7.50% Senior Notes due 2020, and a family limited partnership in which Mr. Plank is the general partner owns $25,000 aggregate principal amount of our 6.75% Senior Notes due 2022. Mr. Peter T. Fontana, one of our Directors, owns $550,000 aggregate principal amount of our 7.50% Senior Notes due 2020 and $650,000 aggregate principal amount of our 6.75% Senior Notes due 2022. The Corporate Governance Committee reviewed these transactions and determined that the continued ownership of the Company’s senior notes did not present a conflict of interest or otherwise impair the independence of Messrs. Plank or Fontana, or their respective abilities to render independent judgment under the Corporate Governance Listing Standards of the NYSE. This determination was reported to the Board.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

Except as noted otherwise, the following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of March 13, 2017, based on 137,253,236 shares issued and outstanding on such date, by (a) all persons known by the Company to be beneficial owners of more than five percent (5%) of such stock, (b) each Director and nominee for Director of the Company, (c) each of the executive officers of the Company, including those named in the Summary Compensation Table, and (d) all Directors and the executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The address for each officer and Director is in care of Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046.
AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

NAME	SHARES OWNED (#) (1)	PERCENTAGE OF OUTSTANDING SHARES
Dimensional Fund Advisors, LP (2)	10,414,153	7.59%
BlackRock, Inc.(3)	8,066,576	5.88%
Brigade Capital Management, LP(4)	7,125,000	5.19%
Robert L. Parker, Jr.	1,685,938	1.23%
Gary G. Rich	869,071	*
Christopher T. Weber	467,802	*
Roger B. Plank	431,961	*
Jon-Al Duplantier	389,601	*
Peter T. Fontana	207,391	*
Jonathan M. Clarkson	150,725	*
Gary R. King	147,873	*
R. Rudolph Reinfrank	146,961	*
Richard D. Paterson	123,725	*
Leslie K. Nagy	97,594	*
Bryan R. Collins	76,658	*
Zaki (Amr) Selim	75,731	*
Directors and executive officers as a group (13 persons)	4,871,031	3.55%

*	Less than 1%

(1)
Includes shares for which the person has sole voting and investment power, or has shared voting and investment power with his/her spouse. Also includes restricted stock held by Directors and executive officers over which they have voting power but not investment power. Includes options exercisable on March 13, 2017 or within 60 days thereof (of which there are currently none), and excludes options not exercisable within 60 days of March 13, 2017. Includes RSUs vested on March 13, 2017 or within 60 days thereof and excludes RSUs not vesting within 60 days of March 13, 2017.

(2)
Based on information obtained from Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2017. Dimensional Fund Advisors LP is located at Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)	Based on information obtained from Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 25, 2017. Blackrock, Inc. is located at 55 East 52nd Street, New York, NY 10022.

(4)
Based on information obtained from Schedule 13G/A filed by Brigade Capital Management, LP with the SEC on March 13, 2017. Brigade Capital Management, LP is located at 399 Park Avenue, 16th Floor, New York, NY 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than ten percent of the Common Stock of the Company to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal year 2016.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2016, all of the Section 16(a) reports applicable to our officers, Directors and greater-than-10-percent stockholders were timely filed.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF DIRECTORS

The By-laws of the Company currently provide that the number of Directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board, provided that our Certificate of Incorporation, as amended and restated (the “Certificate of Incorporation”), provides that the number shall not be less than three nor more than 15. We currently have nine Directors.

In accordance with the Certificate of Incorporation of the Company, the members of the Board are divided into three classes and are elected for a term of office expiring at the third succeeding Annual Meeting of Stockholders following their election to office. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III Directors currently expire at the Annual Meeting of Stockholders in 2018, 2019 and 2017, respectively.

In accordance with the recommendation of the Corporate Governance Committee, the Board has nominated Messrs. Parker and Rich for election as Class III Directors at the Annual Meeting. Mr. Parker has been a Director since 1973. Mr. Rich has been a Director since 2012 and is the Chairman of the Board, President and Chief Executive Officer of the Company.

The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Parker and Rich. Should any of these nominees become unable for any reason to stand for election as a Director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Corporate Governance Committee may recommend and the Board may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve. Biographical information on these Directors and our remaining Directors can be found under “Our Board of Directors” beginning on page 14 of this Proxy Statement. Each of the nominees for Class III Director this year currently is a Director of the Company and has consented to serve a three-year term.

The Board of Directors recommends a vote FOR these nominees.

PROPOSAL 2 – ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company seeks an advisory vote on the compensation of our executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Act, your vote is an advisory vote only, and it will not be binding on the Company or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and will annually seek an advisory vote and consider the voting results when making future decisions regarding executive compensation.

The Company has in the past sought approval from stockholders regarding certain incentive plans we use to motivate, retain and reward our executives. For example, at the 2016 Annual Meeting of Stockholders the stockholders voted to approve the 2016 Plan.

As described more fully in the CD&A section of this Proxy Statement, our executive compensation philosophy is to provide competitive total compensation to our executive officers that rewards performance measured against pre-approved goals and is appropriate considering all relevant factors and circumstances. Our executive compensation strategy is to target the market median for each element of pay, although our incentive compensation programs offer both upside and downside potential that may result in actual compensation above or below the median, depending upon performance. In years of superior performance, our incentive program is designed to pay out near the top quartile of the market. We believe this philosophy helps us attract, retain and appropriately motivate highly-qualified executives. We also believe that the goals and objectives of our compensation philosophy are best served by adhering to three fundamental principles:
•    Competitiveness - We use various tools to provide compensation opportunities that are competitive with our peers in order to support our efforts to attract and retain high caliber talent;
•    Pay for Performance - We emphasize performance and variable compensation by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance; and
•    Alignment with Stockholders - We promote a focus on long-term value creation for stockholders by encouraging executives to build and maintain meaningful levels of ownership through a combination of equity incentive awards and mandatory share ownership requirements.

Additionally, we have several governance programs in place to align executive compensation with stockholder interests and to mitigate risks in our plans. These programs include: stock ownership guidelines, limited perquisites, use of tally sheets and claw-back provisions. For more information, see “Risk Management” in the Compensation Discussion & Analysis at page 36 below.

The Board of Directors recommends an advisory vote FOR the Company’s compensation of our named executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017
The Audit Committee has engaged KPMG LLP (“KPMG” or “independent accountants”) to serve as our independent registered public accounting firm for 2017, and stockholders are being asked to ratify that appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of KPMG will attend the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement should they desire to do so.
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Company seeks your input regarding whether the stockholder advisory vote with respect to compensation of our named executive officers should occur every one, two or three years. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (“Dodd-Frank Act”), your vote is an advisory vote only, and it will not be binding on the Company or the Board. However, the Board values the opinions of the stockholders and will consider the voting results when making future decisions regarding the frequency of the stockholder vote on executive compensation.
After thoughtful consideration, the Board has determined that an advisory stockholder vote on executive compensation every year is the best approach for our Company and its stockholders. Our decision is based in large part on the fact that the compensation of our executives is evaluated, adjusted, approved and disclosed on an annual basis. Furthermore, a significant portion of the compensation actually earned by our executives is based upon annual performance measures. We value the opinions of our stockholders, and believe that consistent annual feedback on our executive compensation programs will provide a valuable enhancement to our annual review process.
The Board of Directors recommends a vote of “ONE YEAR” on the proposal regarding the frequency of the advisory vote compensation of our named executive officers.

Audit Committee Report

The Company’s Audit Committee Charter (the “Charter”, which may be found at http://www.parkerdrilling.com/audit-committee-charter.aspx) establishes the Committee’s duties and responsibilities to provide independent, objective oversight of the Company’s financial reporting, internal controls, compliance, and also the internal and independent audit activities. The Audit Committee conducts its oversight activities in accordance with the requirements of the Charter and reports on its activities to the Board. The Committee itself is not required to plan or conduct audits, or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles. These responsibilities are those of management and the independent accountants (external auditor). During 2016, the Committee met formally on six (6) occasions.

Oversight of Financial Statements, Internal Controls and Compliance
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls over financial reporting, and compliance with laws, regulations and Company policies. The Audit Committee oversaw these financial reporting functions and processes by conducting the following activities.

•
Reviewed quarterly financial statements and earnings releases, the 2016 year-end audited financial statements, including disclosures made in the management discussion and analysis section, the propriety of the accounting principles applied, the reasonableness of significant judgments and the sufficiency of the disclosures, and discussed these matters with management and the independent accountants.

•	Made recommendations to the Board regarding the audited financial statements to include in the Company’s Form 10-K.

•
Discussed with management and the independent accountants significant financial and reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including all critical accounting policies and practices, and potential alternative treatment of significant financial transactions.

•
Discussed with management the Company’s earnings press releases, including the use of “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

•
Reviewed the annual compliance report from management regarding conformity with applicable legal requirements and the Company’s Code of Conduct by the Company and its subsidiaries and affiliated entities.

•
Discussed with management various matters regarding the compliance by the Company and its subsidiaries and affiliated entities with applicable laws and regulations and the Company’s Code of Conduct, including sections regarding compliance with the U.S. Foreign Corrupt Practices Act.

•	Reviewed reports and disclosures of insider and affiliated-party and related-party transactions.

•	Discussed with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.

•
Discussed with management and the independent accountants the effect of major legislative, regulatory or accounting initiatives as well as any potential off-balance sheet structures on the Company’s financial statements.

•	Discussed with management and legal counsel significant legal matters and their potential impact on accounting and disclosures.

•
Maintained oversight over the anonymous reporting, including reporting via a third-party helpline service, of potential alleged accounting or audit complaints or other irregularities consistent with the requirements of the SEC pursuant to SOX legislation. As appropriate and applicable, the Committee reviewed reported matters with the Vice President, Global Compliance and Internal Audit and/or the

General Counsel to ensure the matters were properly investigated and that appropriate remedial action was taken.

•	Monitored the Company’s compliance with internal controls over financial reporting pursuant to Section 404 of SOX.

•
Reviewed reports from management and the independent accountant on internal controls over financial reporting filed pursuant to Section 404 of SOX, which reports did not disclose any material weaknesses, and discussed with management the adequacy of changes in internal controls over financial reporting to address less significant deficiencies.

•	Met privately with financial and executive management, the independent accountants, the internal auditors, and the Chief Compliance Officer at various times throughout the year.

Oversight of the Internal Audit Function

The Internal Audit function monitors certain compliance requirements and conducts audit activities that help management assess the level of compliance with established internal controls, detect potential internal controls deficiencies, and identify new controls to remediate such deficiencies. The Committee met regularly with internal audit management and the public accounting firm hired to plan, direct, and execute the company’s internal audit activities, including private meetings without other members of management present. During these meetings, the Committee reviewed the planned scope of and budget for internal audit activities, the Company’s system of internal accounting controls, its key audit findings, and the timeliness of management’s responses and remediation activities.

Oversight of the Independent Accountants (External Auditor)

The Company has engaged KPMG LLP as the independent registered public accounting firm (“external auditor”) to conduct audits of the Company’s financial statements and reports on internal controls over financial reporting. KPMG LLP has served in this role since 2007. The Committee is directly involved in the selection of the firm used to conduct its audits and, when rotation is required, the selection of the lead audit engagement partner. The Audit Committee oversaw the activities of the external auditor by conducting the following activities.

•	Assessed the independence and transparency of both oral and written communication received from the external auditor.

•
Met privately with the lead audit engagement partner responsible for the Company audit on a regular basis following formal audit committee meetings. The Audit Committee Chair also had regular discussions with the lead partner in advance of formal meetings to discuss relevant agenda items and other matters.

•	Engaged in private discussions with the external auditor to discuss matters relevant to the adequacy of scope, planning, and implementation of the Company’s audit.

•
Received from and discussed with the external auditor written required communications as established by the Public Company Accounting Oversight Board (PCAOB) including, without limitation, discussion of the quality as well as the completeness and accuracy of the financial statements. The Committee also obtained written confirmation from the external auditor of its independence with respect to the Company.

•
Approved, in advance, all fees for audit, audit-related and permissible non-audit services, except for de minimis amounts, in accordance with our policy. The Committee also considered the potential impact on auditor independence of non-audit services prior to engagement and approved fees for non-audit services in accordance with the policy. Fees paid to the external auditor are set forth in the table immediately following this report.

•	Evaluated the performance of the external auditor and audit team, including their independence, in accordance with our formal evaluation process.

•	Discussed with the lead engagement partner the results of the external auditor’s PCAOB inspection process and their system of quality control.

Additionally, in February 2017 the Committee approved the retention of KPMG LLP as the independent registered public accounting firm of the Company for 2017 and recommended ratification of this decision by the stockholders.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,

Jonathan M. Clarkson, Chairman
Peter T. Fontana
Richard D. Paterson

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG, the Company’s independent registered public accounting firm, for the audit of the Company’s financial statements for the years ended December 31, 2016 and 2015, respectively, and fees billed for other services rendered by KPMG during the same periods.

	2016	2015
Audit fees(1)	$2,514,950	$2,925,973
Audit related fees(2)	$76,000	$7,500
Tax related fees(3)	$240,107	$593,500
Total	$2,831,057	$3,526,973

(1)
Audit fees related to the annual financial statement audit, quarterly reviews of financial statements, statutory audits of foreign subsidiaries, and audits in conjunction with SOX Internal Control requirements.

(2)	Audit related fees are primarily for services not directly related to the Company’s annual financial statements, for example, periodic assistance and consultation related to filings with the SEC.

(3)
Tax-related fees for services consisting primarily of assisting Company affiliates in the preparation of foreign tax returns, tax structure review and evaluation, and other tax advice and compliance considerations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC rules and regulations regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In response to these rules, the Audit Committee previously established a policy in connection with the pre-approval of all audit and permissible non-audit services provided by the independent accountants. Such services are pre-approved to a specific dollar threshold. All other permitted services, as well as proposed services exceeding such specified dollar thresholds, must be separately approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Fellow Stockholder,

Parker Drilling is proud to be part of your investment portfolio, and the Compensation Committee thanks you for your continued support. Our Committee is composed entirely of independent Directors. We acknowledge our responsibility to design and implement competitive compensation programs that promote the interests of our stockholders and that link executive pay with the Company’s performance.

Parker Drilling operates in a highly competitive and complex industry. Its cyclical nature requires a management team that is not only aligned with stockholders’ interests, but also capable of managing through the industry cycles while continuing to position the Company for future success. Our goal is to develop compensation programs that reward financial results and effective strategic leadership, while building sustainable value for stockholders. Our programs must be competitive to attract, motivate, and retain the caliber of executive talent required to manage effectively our global business, regardless of the industry environment.

The Compensation Discussion and Analysis (“CD&A”) that follows describes our compensation-related governance policies and processes, and how the Committee applied those policies and processes to determine named executive officer (“NEO”) compensation in 2016. The CD&A describes strong alignment between Parker’s demonstrated performance and our NEO compensation outcomes. In 2016, the Company fell shy of the challenging financial targets we set for ourselves, and consequently, the Committee authorized below-target payments from the annual incentive program. However in 2016 Parker’s common stock price increased from its 2015 levels, and that performance is reflected in increased projected value for the NEOs’ outstanding long-term incentive awards.

In the midst of a severe industry downturn, management communicated to employees five key objectives for 2016:

•	Improve our focus on Safety, every day, on every task;

•	Be Innovative, Reliable, and Efficient, demonstrating our value to our customers;

•	Deliver on our budget;

•	Prepare for the recovery; and

•	Win new business while retaining current business.

As a result of focusing on these objectives, the Company had its best safety performance ever, won new opportunities to provide drilling contract services and rental tools services, and received customer awards for efficiency. The Company diligently and aggressively managed its corporate overhead and other costs to preserve liquidity.

In 2016 three of our Performance Peers declared bankruptcy and stockholders lost much of their investment. The Parker Drilling leadership team and the Board of Directors are committed to delivering value to investors over the long term, and the Committee remains committed to continued alignment of compensation with performance on behalf of you – our stockholder.

We believe Parker will emerge from today’s industry downturn capable of delivering competitive stockholder returns. We appreciate your support and look forward to many successful years of partnership with you ahead.
Sincerely,

/s/ Zaki Selim

Zaki Selim, Chairman
Compensation Committee

Executive Summary

This compensation discussion and analysis (“CD&A”) describes our compensation practices and decisions focusing specifically on compensation earned during 2016 by our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the other three most highly-compensated executive officers. Throughout this CD&A, we will collectively refer to this group as our named executive officers (“NEOs”). We also summarize actions that have occurred in fiscal year 2017 for those executives prior to the filing of this Proxy Statement. Our NEOs, as well as other executives, are members of our senior leadership team (“Leadership Team”).
The Compensation Committee (the “Committee”) of our Board approves and oversees the design and execution of the Company’s executive compensation programs as outlined in this CD&A, including the determination of benchmark targets, performance metrics, peer groups and the composition and variability of pay of the Leadership Team. Annually, the Committee recommends to the Board for its approval the compensation of each of the NEOs except the CEO, whose compensation is established by the Committee.
Our compensation philosophy is to provide our executive officers with compensation that is competitive, rewards achievement of pre-determined goals that align with the interests of our stockholders, and is appropriate considering all relevant factors and circumstances. We target the market median for each element of pay, but our incentive compensation programs offer both upside and downside potential that may result in actual compensation at, above or below the median depending upon performance. In years of superior performance compared to the market generally, our incentive program is designed to pay out near the top quartile of the market. Conversely, in periods of poor performance, our incentive program is designed to pay out near the bottom quartile of the market. Additionally, the Committee has discretion to increase or decrease final awards to account for non-routine items or occurrences.

Our program is built around three fundamental principles.

Compensation Principle	Description/Rationale
Competitiveness	We provide compensation opportunities that are competitive with our peers in order to attract and retain high-caliber talent.
Pay for Performance	We emphasize performance by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance.
Alignment with Stockholders
We focus on creating long-term value for stockholders by encouraging executives to build and maintain meaningful levels of ownership in the Company through a combination of equity incentive awards and mandatory share ownership requirements. We develop incentives that reward the creation of long-term value and that discourage excessive or unnecessary risk taking.

As you read this CD&A, we believe you will recognize several key attributes of our executive compensation programs:

•
Focus on Variable Compensation – our program design emphasizes incentive-based, variable compensation and the bulk of this variable pay is based on pre-established performance metrics and/or stock price performance;

•
Annual Incentive Compensation Plan Performance Goals and Thresholds – targets under our annual cash incentive program provide for both upside and downside potential depending upon actual performance with the upside opportunities capped to help mitigate the risk of overemphasizing achievement of annual results at the expense of long-term value; and

•
Long-Term Compensation Strategy – our long-term incentive programs (i) utilize three-year vesting periods and three-year rolling performance periods to provide long-term incentive compensation that rewards sustained performance, and (ii) are directly linked to stockholders’ interests over the performance period.

2016 At-a-Glance

The oil and natural gas industry is highly cyclical. Activity levels are driven by traditional energy industry activity indicators, which include current and expected commodity prices, drilling rig counts, footage drilled, well counts, and our customers’ spending levels allocated to exploratory and development drilling.

Historical market indicators are listed below.

	2016	% Change	2015	% Change	2014
Worldwide Rig Count (1)
U.S. (land and offshore)	510	(48)%	978	(47)%	1,862
International (2)	955	(18)%	1,167	(13)%	1,337
Commodity Prices (annual average) (3)
Crude Oil (UK Brent)	$45.13	(16)%	$53.60	(46)%	$99.45
Crude Oil (West Texas Int.)	$43.47	(11)%	$48.78	(48)%	$92.93
Natural Gas (Henry Hub)	$2.55	(3)%	$2.63	(38)%	$4.26

(1)	Estimate of drilling activity as measured by annual average active drilling rigs based on Baker Hughes Incorporated rig count information.

(2)	Excludes Canadian Rig Count.

(3)	Estimate of commodity prices as based on NYMEX front-month composite energy prices.
Overall, 2016 was one of the most challenging operating environments in the energy services industry and in the Company's 82 years of existence. WTI crude oil prices, which began a sharp decline in late 2014, eventually found a floor in early 2016 and entered a trading range between $40 and $50 per barrel. In late November, OPEC announced it would curtail oil production to 32.5 million barrels per day resulting in WTI crude oil prices climbing above $50 per barrel and entering a new trading range between $50 and $55 per barrel. The average 2016 crude oil prices were 11 to 16 percent below 2015 and rig counts were down 18 percent for international markets and almost 50 percent for the U.S. market. These factors adversely impacted our rental tools activity and pricing, as well as utilization and pricing of our drilling rigs.
While our overall activity was lower in 2016 versus 2015, there were some notable achievements across our business.

•
We were awarded an extension and an additional rig to our operating and maintenance (“O&M”) contract on Sakhalin Island, Russia. The O&M contract term was extended through June 2019 and a newly constructed fourth customer-owned extended-reach drilling rig was added. As a result of the extension and additional rig, over $180 million in revenues was added to our contracted backlog. Our operation on Sakhalin Island now includes a total of five rigs, including one Company-owned rig.

•	We were awarded a seven-year O&M contract for the Hibernia platform located off the Atlantic Coast, Canada.

•	We extended through the end of 2017 two rigs in Kazakhstan.

•	Since the end of 2015, we increased our contracted backlog 30 percent to $379 million.

•	We were awarded several new contracts for our International Rental Tools segment in the Middle East utilizing the technology acquired in the 2M-Tek Acquisition.

•	Our U.S. Rental Tools Tubular Goods Utilization Index increased 65 percent since bottoming in May 2016.

•	We set a safety record with the lowest total recordable incident rate in our Company's history.

•
Our Drilling Services business, including Company-owned and customer-owned rigs, achieved a record low 0.77 percent downtime for the year with four of the rigs operating the full year with zero downtime.

•	In May 2016, we amended our credit agreement to provide covenant relief and flexibility to help navigate the prolonged industry downturn.

•	We were able to finish 2016 with almost $210 million in liquidity, primarily due to our emphasis on cash flow and our proactive management of receivables.

•	We complied with all our obligations under the Deferred Prosecution Agreement (“DPA”) and on May 20, 2016, the United States’ case against the Company was dismissed and the DPA was terminated.

Below are highlights of some of the compensation-related decisions implemented for 2016.

•
As part of our normal annual long-term incentive grant cycle, the Committee approved grants to our NEOs of time-based Restricted Stock Units (“RSUs”) and Phantom Stock Units (““PhSUs”), as well as performance-based awards in the form of Phantom Performance Stock Units (“PhPSUs”) and Performance Cash Units (“PCUs”). Final payout of the performance based units is directly correlated to the Company’s Total Shareholder Return (“TSR”) and Return on Net Capital Employed (“ROCE”) compared to our Performance Peer companies, thus continuing to align our Leadership Team’s awards with stockholders’ interests.

•
The Committee established challenging performance measures for 2016 intended to focus our executives on liquidity and cash preservation, which were not achieved at the threshold level. The Committee did not approve incentive pay related to these financial performance measures, and approved incentive pay only for individual performance at varying percentages of target, reflecting achievement of individual objectives of each of the executives over the year, namely in preserving liquidity, containing corporate costs, winning new business, and successfully completing certain strategic projects.

•
At our 2016 Annual Meeting, 95% of the votes cast in the advisory vote (“Say on Pay”) were in favor of the executive compensation programs of the Company. Considering this level of stockholder support for our executive compensation programs, the Committee did not propose significant changes to executive compensation program design in 2016.

Participants

The Committee has designed the compensation program components described in this CD&A specifically for our Leadership Team which includes our NEOs. In 2016 the NEOs were:

Name	Title
Gary Rich	Chairman, President, and Chief Executive Officer (“PEO” or “CEO”)
Chris Weber	Senior Vice President and Chief Financial Officer (“PFO” or “CFO”)
David Farmer	Senior Vice President – Europe, Middle East and Asia (“EMEA”)
Jon-Al Duplantier	Senior Vice President, Chief Administrative Officer (“CAO”) and General Counsel
Philip Agnew	Senior Vice President and Chief Technical Officer (“CTO”)

Administration

Role of the Committee

The Committee administers our executive compensation program in accordance with its charter and other corporate governance requirements of the SEC and the NYSE. In designing our compensation programs and making decisions on individual executive compensation, the Committee periodically reviews and considers the following information and factors:

•	the Company’s executive compensation philosophy, policies and objectives, including the rationale underlying each element of executive compensation;

•	review of executive compensation tables (which will ultimately be incorporated into the Proxy Statement) containing the following information with respect to each executive officer:

▪	total compensation and the components thereof (base salary, annual incentive pay, long-term incentive compensation),

▪	future compensation including, without limitation, estimated long-term incentive plan payouts,

▪	potential post-termination compensation,

▪	perquisites and certain elements of past compensation;

•	benefit programs;

•	the relative pay relationships among members of the Leadership Team;

•	job performance, responsibilities and experience of each executive officer;

•	competitive considerations relevant to recruiting and retaining executive officers, including the compensation policies and practices of our peers; and

•	the potential for behavioral or other risks associated with the incentive plan design or operation.

Role of the Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners (“PM&P”) in 2004 as its independent advisor to advise the Committee on certain compensation issues from time to time. The Committee conducted a market review of independent advisors in 2015, considering independence, scope of services, advisor experience and pricing. The Committee chose to renew the engagement with PM&P for 2016.

In 2016, the Committee determined PM&P to be independent based on the following factors:

•	the Committee had the sole ability to engage and terminate PM&P; and

•
except with respect to the limited work for the Company described below, PM&P received all of its assignments with regard to executive compensation matters directly from the Committee (or the Corporate Governance Committee with respect to assignments relating to non-employee Director compensation).

The Committee also took into consideration the following six factors in its ongoing evaluation of PM&P’s independence as a compensation consultant and potential conflicts of interest with the Company:

•	the provision of other services to the Company by PM&P;

•	the amount of fees PM&P receives from the Company, as a percentage of PM&P’s total revenue;

•	the policies and procedures of PM&P that are designed to prevent conflicts of interest;

•	any business or personal relationships between PM&P and members of the Compensation Committee;

•	any stock of the Company owned by PM&P or its employees; and

•	any business or personal relationships between the compensation advisers employed by PM&P or PM&P itself and executive officers of the Company.

The Committee confirmed that PM&P has not provided other services to the Company, except for the Company's participation in PM&P drilling industry surveys as a normal participant. We describe this service below. Further, the fees received by PM&P from the Company are less than 1% of PM&P’s total revenue, and PM&P maintains a Conflicts Policy to prevent conflicts of interest from arising. The PM&P Conflicts Policy also prohibits employees involved with a client engagement from buying or selling client stock not held derivatively. None of the PM&P team members assigned to the Company has any business or personal relationships with members of the Committee or with any executive officer of the Company, and PM&P has provided separate certification to the Company regarding its compliance in this area. Accordingly, the Committee continues to believe that its ongoing retention of PM&P does not give rise to conflicts of interest that would jeopardize PM&P’s ability to provide independent compensation advice.

During 2016, PM&P provided the following compensation consulting services for the Committee:

•	Compiled marketplace compensation data to assist the Committee in establishing executive compensation for our CEO and other NEOs;

•	Assisted the Committee in the evaluation of performance outcomes and the general assessment of the market competitiveness of our annual Incentive Compensation Plan and Long-Term Incentive Plans;

•
Aided in the Committee’s review and determination of the Company’s Peer Groups (defined below) for purposes of (a) determining appropriate executive compensation, and (b) determining the Company’s relative performance; and

•
Provided ongoing support and advice to the Committee on other subjects affecting NEO compensation, including the design of the annual incentive program, updates on trends in the marketplace, and the analysis of legislative and regulatory developments.

Roles of Executives in Establishing Compensation

The CEO plays a key role in determining compensation for the other executive officers. The CEO attends the meetings of the Committee regarding executive compensation and discusses his recommendations with the Committee, including his evaluation of the performance of executives based on his direct involvement with such executives. The Committee evaluates the performance of the CEO, and uses relevant data from PM&P, in determining its recommendations regarding the base salary and other compensation for all executive officers. Mr. Rich does not make recommendations regarding his own compensation. The Committee evaluates each executive’s performance and compensation in executive sessions that exclude any individual whose compensation is being discussed.

Benchmarking

In order to analyze pay practices within our industry, the Committee examines companies we consider our peers – that is, companies generally comparable in terms of size, industry, and market cycle; with whom we compete for executive talent; and which are generally viewed by industry analysts as our peer companies. The Committee has established two peer groups against which we benchmark: (a) the Compensation Peer Group, against which we benchmark for purposes of establishing appropriate levels and types of compensation for our executives; and (b) the Performance Peer Group, against which we benchmark for purposes of determining appropriate Company performance criteria influencing executive compensation (the Compensation Peer Group and Performance Peer Group may be collectively referred to herein as the “Peer Groups”). The Committee, relying on input from executive management and PM&P, periodically reviews the composition of the Peer Groups to ensure it is appropriate for comparative purposes.

Peer Group benchmarking is one of several tools the Committee utilizes to determine appropriate base salaries, annual incentives, long-term incentives and other financial benefits that comprise the total compensation for our executive officers. With the assistance of PM&P, the Committee gathers compensation data from the SEC filings of our peers and uses that data to benchmark those of our NEOs who have an appropriate match in terms of job function and scope of responsibility. In addition, we supplement publicly available proxy data with compensation data from both general and industry-specific surveys. We believe that blending proxy data with survey data provides the necessary information to understand the market and make informed decisions.

While we believe that competitiveness is a key element in obtaining and retaining quality personnel, there are limitations on comparative pay information when establishing individual executive compensation, including difficulty in comparing equity gains and other compensation. Therefore, the Committee exercises discretion as to the nature and extent of its use of benchmarking data. We generally target the market median for each element of executive pay, but in doing so we use this data as a market guideline rather than a narrow competitive target. We consider all the relevant factors and circumstances, including a review of historic increases in compensation and assessment of internal pay equity, and we monitor how well our current executive compensation program is achieving the goals described in the Company’s compensation philosophy. This approach allows us to respond better to changing roles within benchmarked positions and changing business conditions, and to manage compensation more evenly over a career.

Compensation Peer Group
In 2014, the Committee reviewed the market to consider the appropriate parameters for the Compensation Peer Group. The Committee determined that the slate of peer companies should range between approximately 1/4th and 3 times the revenue of the Company, should contain companies with similar industry characteristics, and should be large enough to ensure appropriate benchmarking, even if some members of the Peer Group ceased providing publicly-available information. As a result of this review, the following list of peer companies was used for benchmarking in 2016:

2016 Compensation Peer Group		2016 Revenue ($M)	Market Cap ($M)
DO	Diamond Offshore Drilling, Inc.	1,600	2,428
PTEN.O	Patterson-UTI Energy Inc.	916	3,987
ESI.TO	Ensign Energy Services Inc.	860	1,431
PDS	Precision Drilling Corp.	709	1,598
KEG	Key Energy Services, Inc.	417	642
RDC	Rowan Companies PLC	1,843	2,370
BAS	Basic Energy Services, Inc.	n/a(1)	913
ATW	Atwood Oceanics	1,021	851
NR	Newpark Resources Inc.	472	635
PES	Pioneer Energy Services Corp.	277	446
TTI	Tetra Technologies, Inc.	695	465
MTRX.O	Matrix Services Company	1,312	602
HLX	Helix Energy Solutions Group, Inc.	488	1,063
DRQ	Dril-Quip, Inc.	539	2,257
HERO.O	Hercules Offshore, Inc.	n/a(2)	--
VTG	Vantage Drilling Co.	n/a(2)	--
CRR	CARBO Ceramics Inc.	103	281
HOS	Hornbeck Offshore Services, Inc.	224	263
GLF	Gulfmark Offshore, Inc.	124	47
TESO.O	Tesco Corp.	135	383
	75th Percentile	902	1,515
	MEDIAN	617	642
	25th Percentile	312	414
PKD	PARKER DRILLING COMPANY	427	325
	Percentile Rank Against Peers	30	19

(1)	Basic Energy Services, Inc. has not reported 2016 revenues as of this printing. Its 2015 revenues were $806 Million.

(2)
Hercules Offshore, Inc. and Vantage Drilling Co.'s information was utilized for benchmarking 2016 compensation but were removed from the Compensation Peer Group at the end of 2016, as they were no longer publicly traded.

Performance Peer Group

Annually, the Committee considers a range of potential performance criteria against which to measure Company performance for establishing performance-based executive compensation. Such potential criteria include measures related to cash flow, earnings, return on investment, share price (including total shareholder return), capital and inventory, and other measures, which could be established as absolute goals, or as relative measures compared with the Performance Peer Group.

In prior years the Committee conducted a thorough study of the Performance Peer Group, assessing the appropriateness of each existing Performance Peer Group company in an effort to select companies that are direct competitors, have a similar capital structure, have similar capital requirements and asset lives, and have similar exposure to the oilfield service and drilling cycles. Because the long-term incentive program compares the Company’s TSR and ROCE to this peer group, the Committee believes appropriate peers included in this group should experience the same stock price cycles and have similar capital requirements as the Company. In addition, as Parker Drilling competes both in drilling and in rental tools services, a mix of companies with similar offerings was selected. The resulting Performance Peer Group selected by the Committee for the purpose of granting long-term incentives in 2015 and 2016 was as follows:

Performance Peer Company		FY 2016 Revenues ($M)	Market Cap ($M)
BAS	Basic Energy Services, Inc.	n/a(1)	913
HP	Helmerich & Payne, Inc.	1,624	8,392
HERO	Hercules Offshore, Inc.	n/a(2)	--
KEG	Key Energy Services, Inc.	417	642
NBR	Nabors Industries, Ltd.	2,228	4,648
PTEN	Patterson-UTI Energy, Inc.	916	3,987
PES	Pioneer Energy Services Corp.	277	446
PDS	Precision Drilling Corp.	709	1,598
SPN	Superior Energy Services, Inc.	1,450	2,561
WFT	Weatherford	5,749	4,899
	75th Percentile	1,581	4,483
	MEDIAN	814	2,080
	25th Percentile	490	710
PKD	PARKER DRILLING COMPANY	427	325
	Percentile Rank Against Peers	23	5

(1)	Basic Energy Services, Inc. has not reported 2016 revenues as of this printing. Its 2015 revenues were $806 Million.

(2)	Hercules Offshore, Inc. is no longer publicly traded.

The Committee, in monitoring the peer industry practices, may make modifications to the Peer Groups from time to time, as our size or the size of our peers change, new competitors emerge, or as consolidation occurs within the industry. The Committee will continue to monitor the appropriateness of the Peer Groups with the primary objective of utilizing Peer Groups that provide the most appropriate reference points for the Company as part of the Committee’s competitiveness evaluation.

In the beginning of 2016, the Committee selected these 10 Performance Peers as appropriate comparators for Parker Drilling. Three of these Performance Peers (Hercules Offshore, Basic Energy Services, and Key Energy Services) declared bankruptcy before the end of 2016.

Compensation Review

The Committee periodically reviews data compiled by the Company and PM&P that provides comprehensive information regarding all elements of actual and potential compensation that comprise the total compensation package of each executive officer. The Committee reviews the total dollar amount of each element of the executive officer’s compensation, including cash compensation (base salary and annual incentive compensation), equity awards, benefits and perquisites. This comprehensive information allows the Committee to see the potential RSU, PhSU, Performance Stock Unit (“PSU”), PCU and/or PhPSU grants (minimum, target/budget and maximum) from long-term incentive plans, as well as the potential payouts in post-termination and change-of-control situations. The review provides the Committee with all the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also used in the Committee’s analysis of each element of compensation to ensure that the total compensation package for each executive officer is appropriate considering all relevant factors and circumstances.

Risk Management
We designed several elements of our executive compensation program to promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk taking. We have reviewed whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and have determined that there are no real or apparent risks in or across the Company’s incentive plans that would or could be considered material. This risk review covered compensation-related risks described below, and included the components of our compensation programs and any potential adverse interactions among the programs. Risk mitigation practices include, among other things, the following items.

Compensation Risk	Mitigation
Financial • Compensation programs place undue financial burden on the Company • Compensation is not linked to Company performance
•    Compensation is targeted at market median relative to our similarly sized peer companies; target total direct compensation for 3 NEOs is below median
•    Annual planning process sets variable pay targets based on overall projected Company performance; payouts capped and overall leverage under plans is appropriate
•    Incentive metrics are set annually and linked to company near- and long-term performance drivers (e.g., financial returns, share performance, cash flow, governance and controls, etc.)
•    20-30% of compensation is fixed while 70-80% of compensation is variable, based on Company performance, which is consistent with market practice and balances tolerance for risk
•    There are no “all or nothing” incentive awards or performance metrics in place

Operational • Governance and administration is not sufficient to mitigate errors in judgment or payment calculations
•    Annual and long-term incentive metrics are reviewed and approved by the Compensation Committee at the start of a performance period
•    Executive incentive payouts are reviewed, validated and approved by the Compensation Committee after audit of actual results
•    Compensation Committee retains adequate discretion to adjust awards

Compensation Risk	Mitigation
Reputational • Pay practices could draw negative attention from stakeholders and corporate governance institutions
•    Compensation Committee oversight with external consultant, PM&P
•    Annual “Say on Pay” advisory vote submitted to stockholders (95% of votes cast in favor in 2016)
•    Adoption of corporate governance practices and policies currently expected by stockholders, such as minimum stock ownership requirements, clawback/recoupment and anti-hedging policies
•    No negative features identified by advisory firms

Talent • Compensation program design or implementation results in inability to attract, motivate and retain critical talent
•    Program designed to provide a balanced mix of cash and equity, and annual and long-term incentives with associated performance metrics
•    Compensation philosophy is designed to target the market median with upside and downside
•    Actual and target compensation for executives is reviewed annually by the Compensation Committee

Relative Size of Major Compensation Elements

When establishing or recommending executive compensation, the Committee considers total compensation payable to the executive, forms of payment, benchmarking data, risk mitigation considerations and past compensation. The Committee generally seeks to target a balance between annual cash rewards, including base salary and annual incentive compensation (which is dependent on short-term performance), and long-term incentive compensation designed to retain executives and ensure that a significant portion of the total executive compensation is aligned with stockholder interests. The mix of pay actually provided depends in part on achievement of Company performance goals (absolute and relative to our peers) and individual performance goals. The percentage of compensation that is contingent, or “at risk,” typically increases in relation to an executive officer’s responsibilities within the Company. Contingent performance-based incentive compensation for the CEO constitutes a greater percentage of total compensation than for the other senior executive officers. See “Mix and Allocation of Compensation Components” in the “Compensation Program Design” section below.

Under our executive compensation program, individual target compensation levels rise as responsibility increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Compensation Program Components

Overview
The total compensation package for our executive officers generally consists of a mix of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employee benefits and perquisites; and

•	certain benefits originating from termination.

We have chosen these elements, all of which are commonly provided by other companies included in our Peer Groups, in order to support our executive compensation philosophy (i.e., to remain competitive in attracting and retaining executive talent, to drive performance against short- and long-term goals, and to promote alignment with stockholders). We pay base salary at a level we believe is sufficient to be competitive, and generally target the market median as reported to the Committee by PM&P. We also provide our executives employee benefits that are available to our employees generally, such as medical, life, disability and travel accident insurance, as well as participation in our 401(k) Plan.

In addition to base salary and benefits, we provide additional compensation, a significant portion of which is performance-based variable compensation. Further information on the relative size of the different elements of compensation is contained in this discussion under “Relative Size of Major Compensation Elements” above. We believe that a mix of fixed and variable compensation will motivate our executives to achieve our business goals and thereby increase stockholder value.

Mix and Allocation of Compensation Components
The targeted mix of total direct compensation (base salary, plus annual incentive compensation, plus the fair value of long-term incentive awards on the date granted) varies by executive, as shown in the charts below. The targeted and actual mix may shift from year-to-year based on the composition and number of executives as well as the actual Company and individual performance, however there were no changes to the Pay Mix for the CEO and the combined other officers between 2015 and 2016, as there were no changes to base salary nor target short- and long-term incentive multiples. The pay mix is demonstrated below:
Pay Mix
Base Salary
We review base salaries annually and target base compensation at or near the market median base salary, but we may exercise discretion to deviate from market-median practices for individual circumstances, as we deem appropriate to achieve the Company’s compensation and retention goals. In making our adjustments to base salary, we also consider past compensation paid to each executive as well as their time in position, performance, responsibilities and experience. Due to the financial challenges in 2016, management recommended and the Committee agreed to not increase any executive base salaries during the year, even though the base salaries for several executives are lower than competitive salary benchmarks. The 2016 base salaries for our NEOs are reported in the Summary Compensation Table, which follows this CD&A.

Annual Incentive Compensation Plan (the “ICP”)

The ICP is the short-term incentive compensation element of our compensation program awarded on an annual basis. It is a cash-based performance incentive program designed to motivate and reward our executive officers as well as other employees for their contributions to achieving specific annual business goals that we believe create stockholder value.

Under the ICP, actual performance is compared against a scorecard of specific performance measures and associated targets approved by the Committee each year. The results of this comparison dictate the ultimate amount of the payout for each individual. The ICP includes a clawback provision that allows the Committee to exclude an executive from participating in the ICP or to seek reimbursement of previously paid ICP compensation in cases where it was ultimately determined that the executive engaged in certain misconduct, as defined in the ICP.

2016 ICP Design and Performance Goals

Each year the Committee establishes specific performance metrics and related performance targets for the ICP. The performance metrics are developed in alignment with the Company’s strategic plans and the annual budget (which is reviewed with the Board) and benchmarked against our Peer Groups. The payout of the ICP can range from zero to a maximum payout amount of 200% of base salary for the CEO, and 150% of base salary for senior executive officers.

Name	Target Award Opportunity (% of Base Salary)	Maximum Award Opportunity (% of Base Salary)	FY 2016 Opportunity
			Target Award Opportunity	Maximum Award Opportunity
Mr. Rich, CEO	100%	200%	$650,000	$1,300,000
Mr. Weber, SVP & CFO	75%	150%	$284,625	$569,250
Mr. Farmer, SVP EMEA	75%	150%	$295,481	$590,963
Mr. Duplantier, SVP, CAO & General Counsel	75%	150%	$290,747	$581,495
Mr. Agnew, SVP & CTO	75%	150%	$231,504	$463,008

The Board reviewed with management external industry projections calling for continued low levels of customer spending and drilling activity in the U.S. and abroad. Based on those discussions, management recommended and the Board supported a 2016 annual financial plan focused on cash and liquidity preservation. The Committee approved performance measures that could be communicated clearly and acted upon easily by employees in support of the 2016 financial plan. Because the financial plan called for maximizing the Company’s Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), and minimizing Capital Expenditures (“CAPEX”) in order to preserve cash and maintain liquidity in a contracting business environment, the Committee decided to measure the executives’ performance in part using a combined metric of EBITDA Less CAPEX. Recognizing the heightened risk of customers experiencing cash constraints in the anticipated business environment, the Committee also selected a Days Sales Outstanding (“DSO”) metric to incentivize performance in the area of cash collections from customers. These two performance measures are collectively referred to as the “Financial Performance Metrics”.

Performance Measure	Percent of Total ICP Determination (Weight)	Measurement Indicator
EBITDA Less CAPEX	60%	Measures management’s effectiveness at managing spending levels in an environment where cash preservation is a high priority
Days Sales Outstanding	20%	Measures management’s effectiveness at collecting receivables in an environment where customer credit risk is heightened
Individual Performance	20%	Measures individual accomplishment of annual performance goals and other strategic contributions to the Company
TOTAL	100%

Each performance metric was weighted relative to its potential impact on the performance of the Company. For each of the NEOs, the ICP payout in 2016 was based on the level of achievement of these weighted performance metrics.

A performance index, or multiplier, is determined for each performance metric based on the results achieved for that performance metric. For example, a performance index of 1.0 means the Company achieved the target goal for such performance metric. The performance index is then weighted by multiplying the performance index by the weighting factor assigned to the performance metric. The weighted performance indices are then added, with the sum representing the overall performance factor used to calculate the payment to the individual executive, subject to the Committee applying discretion to adjust the payment based on additional factors it determines are appropriate.

In addition to the performance metrics described above, several other performance metrics were built into the 2016 ICP (the “Other Performance Metrics”) which could result in a reduction in ICP payouts of up to 20%. The Other Performance Metrics were not weighted and include (i) the occurrence of a work-related fatality, (ii) the failure rate of testing of internal controls exceeding a predetermined threshold, (iii) the Total Recordable Incident Rate (“TRIR”) of the Company being worse than the prior year as well as worse than the average TRIR for the International Association of Drilling Contractors (“IADC”), and (iv) the failure to achieve specific compliance training goals. These Other Performance Metrics were included because they represent management’s attention to safety and to the integrity of our financial statements, and because management and the Board believe there is a direct correlation between the Company’s performance and safety and financial integrity. If any of the conditions related to Other Performance Metrics are triggered, the result would be an automatic decrease in total payout of 5% per triggered metric.

The “threshold,” “target” and “maximum” payouts for 2016 under the ICP are provided in the table titled: “2016 Grants of Plan-Based Awards Table” found on page 51 of this Proxy Statement. In 2016, the Committee set the target payout goals for the Financial Performance Metrics at values significantly more challenging than budgeted values to ensure that payouts would not reach target level unless the Company significantly outperformed the budget. In addition, the Committee capped potential payouts based on the Financial Performance Metrics at target levels in the event that either (i) the Company reported a net loss for the year or (ii) outstanding debt increased from year-end 2015 to 2016. Finally, the Committee set a “threshold” payout of 25% of the target payout, to encourage continual efforts to achieve the financial goals in a declining market. The payout at the maximum was 200% of target. There would be no payout for performance results below threshold requirements.

2016 ICP Results and Payout
The Company maintained a determined focus on liquidity and cash preservation in 2016. Capital expenditures were managed prudently, spending only $29 million as compared to the original plan of $50 million. After amending our credit agreement in May of 2016 to provide covenant relief and flexibility, the Company finished 2016 with almost $210 million in liquidity due to the emphasis on cash management and proactive management of receivables.
Nevertheless, due to lower than expected industry activity levels, actual results for the approved 2016 ICP Financial Performance Metrics did not achieve threshold requirements. Year-end EBITDA Less CAPEX was $2.1 million compared to a threshold of $11.1 million and an ICP target of $70.1 million. Year-end monthly average DSO was 115 days compared to a threshold of 113.4 days and an ICP target of 94.5 days.

The performance metrics, weighting factors, performance measure targets for the ICP, and the actual results for the Financial Performance Metrics in 2016 are set forth below:

2016 Incentive Compensation Plan Calculations (1)(2)

	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Performance Index
EBITDA Less CAPEX	60.0%	$11.1	$70.1	$90.0	$2.1	0.00
Days Sales Outstanding	20.0%	113.4	94.5	85.1	115	0.00
Company Performance factor (80% of Payout)						0.00

(1)	Dollars in millions, rounded.

(2)
The scorecard above applied to Messrs. Rich, Weber, Duplantier and Agnew. Mr. Farmer’s calculations are based upon the scorecard developed for the EMEA business unit. The components of this scorecard are as follows: EBITDA Less CAPEX (corporate): 20%; EBITDA Less CAPEX (EMEA business unit): 40%; Days Sales Outstanding (EMEA business unit): 20%.

The applicable performance factor (indicated above) was then multiplied by each NEO’s base salary and by 0.80 to establish that part of the payout that was based on the Financial Performance Metrics. The Company performance factor applicable to Messrs. Rich, Weber, Duplantier and Agnew was 0.00 while the business unit factor applicable to Mr. Farmer’s award was 0.297.
The Committee also reviewed individual NEO performance for 2016, including the CEO’s recommendations regarding individual performance factors when determining final ICP payouts. Based on the executives’ achievements in preserving liquidity, managing corporate costs, driving an excellent safety record, winning new business, creating value for customers, and positioning the Company for the recovery, the Committee awarded individual performance factors of 1.75 for each of Messrs. Rich, Weber and Duplantier.
While the Company did not meet the financial internal budget expectations, safety performance, as measured by TRIR, was excellent. Our overall TRIR of 0.43 was lower than the previous year and lower than the IADC average. The Company achieved its goals related to internal controls, compliance training, and avoidance of work-related fatalities, so there were no deductions from the ICP payout.

The resulting actual payouts for the NEOs for 2016 are shown in the table below and included in the Summary Compensation Table immediately following this CD&A.
2016 Individual ICP Award Calculations

Participant	FY 2016 Salary ($)	FY 2016 Target Award Opportunity (% of Salary)	FY 2016 Target Award Opportunity ($)	X	Combined Factor (1)	=	ICP Award(2) ($)
Mr. Rich(3)	650,000	100	650,000		0.350		277,500
Mr. Weber(3)	379,500	75	284,625		0.350		99,619
Mr. Farmer(4)	393,975	75	295,481		0.438		129,279
Mr. Duplantier(3)	387,663	75	290,747		0.350		101,761
Mr. Agnew(5)	308,672	75	231,504		0.200		46,301

(1)	The combined factor is rounded to the nearest hundredth.

(2)	The ICP award amounts listed are rounded to the nearest dollar.

(3)	Reflects an individual performance factor of 1.75.

(4)	Reflects a business unit factor of 0.297 and an individual performance factor of 1.0.

(5)	Reflects an individual performance factor of 1.0.
The Committee considered whether or not to structure the plan design and awards to permit the Company to take advantage of the performance-based exception to deductibility limits on certain employee compensation under Section 162(m) of the Internal Revenue Code. The performance-based exception limits flexibility and discretion with respect to the design and implementation of the plan and awards. The Committee determined that flexibility in the plan design and the use of discretion where appropriate were of more importance to the Company than taking advantage of this provision. The Committee will continually monitor the compensation plans and the potential benefits of the additional deductibility in the future. See “Impact of Accounting and Tax Treatments” on page 46, below.

2010 Long-Term Incentive Plan
The Parker Drilling Company 2010 Long-Term Incentive Plan (as amended and restated as of May 10, 2016) (the “2016 Plan”), approved by the stockholders in May 2016, allows for grants of long-term incentive awards in the form of cash, stock options, restricted stock, RSUs, PhSUs, PSUs, PCUs, PhPSUs and/or stock appreciation rights. The awards can be based on any one or more of a number of performance criteria, including profits; profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity, investment or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); earnings (including, but not limited to, total shareholder return, earnings per share or earnings before or after taxes); net sales growth; net earnings or income (before or after taxes, interest, depreciation and/or amortization); gross operating or net profit margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); turnover of assets, capital or inventory; expense targets; margins; measures of health, safety or environmental performance; operating efficiency; customer service or satisfaction; market share; and credit quality and working capital targets. The 2016 Plan references all of these performance criteria, which may be measured in absolute terms or relative to our Performance Peer Group.
The Committee believes that the interests of our stockholders are best served when a significant percentage of our executives’ compensation is comprised of equity-based and other long-term incentives that appreciate in value upon increases in the share price of our Common Stock and other indicators that reflect improvements in business fundamentals relative to our peers. We also intend for our equity-based incentive awards to act as a retention tool for our executives, especially with time-vesting conditions on some equity awards.

Consistent with our compensation philosophy, the Committee seeks to target equity-based and long-term incentive awards that generally reflect the market-median value of annual stock awards.

2016 Long-Term Incentive Awards

In March 2016, the Committee reviewed and considered recommended awards for each of the executive officers. After due consideration and pursuant to its authorization under the Parker Drilling Company 2010 Long-Term Incentive Plan (as amended and restated as of May 8, 2013) (the “2013 Plan”), the Committee approved three-year incentive awards (“2016 LT Incentive Awards”). PM&P assisted the Committee in the design of the 2016 LT Incentive Awards, including developing relative performance targets that will determine ultimate payouts, as well as reviewing and structuring the allocation of payout between time-based units and performance-based units. The primary goals of the 2016 LT Incentive Awards were to (a) align management’s compensation with stockholders’ interests, (b) incentivize top management to make good long-term decisions, and (c) retain executives. Over time, the Committee has replaced traditional grants of stock options for executive officers with long-term compensation awards like the 2016 LT Incentive Awards, subject to exceptional circumstances where a unique award is appropriate to attract or retain key personnel. These awards also provide an opportunity for increased equity ownership by the executives to strengthen the link between the creation of stockholder value and long-term incentive compensation, aligning the interests of the two groups.

Similar to the ICP, the 2016 LT Incentive Awards are consistent with the Company’s philosophy of tying a significant portion of each executive’s compensation to performance. This plan differs from the ICP in that it also provides long-term retention benefits because the executive officers must remain in the employ of the Company for three years from the grant date of the awards in order to receive the full benefit, subject to certain exceptions. The 2016 LT Incentive Awards include both time-based and performance-based awards.

In 2016, the Committee chose to split the time-based awards into two equal portions, with one half of the time-based award granted in the form of RSUs, and the other half granted in the form of PhSUs which pay out in cash at the time they vest, valued at the stock price on the day preceding the vest date. PhSUs were awarded in order to provide the same incentive value to executives as RSUs while conserving shares of stock available in the 2013 Plan as approved by stockholders. The executive officers and certain key personnel were granted long-term incentive compensation allocated as follows:

Participant	Restricted Stock Units (RSUs) and Phantom Stock Units (PhSUs) (1)	Performance Units(2)
Gary Rich	40%	60%
All other NEOs	50%	50%
Other executives and key personnel	60%	40%

(1)	RSUs and PhSUs are time-based, and vest annually on a pro-rata basis over a three-year period beginning on March 10, 2016 and ending on March 10, 2019.

(2)
Performance-based units are tied to performance targets established at the commencement of the three-year performance period. One-half of the units granted were PhPSUs which are denominated in shares, and will pay out in cash based on TSR relative to the Performance Peer Group. The other half is comprised of PCUs that will pay out in cash based on ROCE relative to the Performance Peer Group.

In order for performance-based units to pay out at the end of a performance period, the minimum performance goals must be met as outlined in the tables that follow. These tables demonstrate that the PhPSUs have a maximum payout of 2.5 times the number of PhPSUs granted. The PCUs have a maximum payout of 2.0 times the number of PCUs granted. The Committee retains the discretion to adjust the performance-based award payout downward by as much as 20%. If the minimum performance goals for each performance measure are not met, there will be no payout in shares or cash. Generally, performance-based units and time-based RSU and PhSU grants will be forfeited if they are not vested prior to the date an executive officer terminates his employment. Subject to the Committee’s discretion, the 2016 LT Incentive Awards will be forfeited if the executive’s employment is terminated prior to the end of the performance period, except in the following situations – all of which would be governed by applicable tax rules:

•	death or disability would result in 100% immediate vesting of all RSUs and PhSUs and 100% immediate vesting of all PhPSUs and PCUs at a 1.0 multiplier level;

•
retirement would result in a pro-rata vesting of RSUs and PhSUs and forfeiture of outstanding PhPSUs and PCUs. Retirement is defined as voluntary termination after age 60 having completed at least five years of service with the Company;

•	involuntary termination without cause (other than within 2 years following a change in control) would result in a pro-rata vesting of RSUs and PhSUs and forfeiture of outstanding PhPSUs and PCUs; and

•
involuntary termination without cause within 2 years following a change in control would result in 100% immediate vesting of all RSUs and PhSUs and 100% immediate vesting of all PhPSUs and PCUs at a 1.0 multiplier level.

Pursuant to the 2016 LT Incentive Awards, the Committee will rank the Company’s performance within the Performance Peer Group as of December 31st of each calendar year within the three-year performance period and apply the appropriate weighting and award multiplier from the following tables:

Relative TSR Ranking	Percentile Rank	Award Multiplier		ROCE Ranking	Percentile Rank	Award Multiplier
1	100%	2.50	Maximum	1	100%	2.00	Maximum
2		2.00		2		1.90
3	75%	1.60		3	75%	1.60
4		1.30		4		1.35
5		1.10		5		1.15
6	50%	1.00	Target	6	50%	1.00	Target
7		0.75		7		0.75
8		0.50		8		0.50
9	25%	0.25	Threshold	9	25%	0.25	Threshold
10		0.00		10		0.00
11		0.00		11		0.00
Phantom Performance Stock Unit Metrics    Performance Cash Unit Metrics

As of	Description	Weighting	As of	Description	Weighting
12/31/2016	Single Year TSR	20%	12/31/2016	Single Year ROCE	20%
12/31/2017	Cumulative TSR (2016-2017)	30%	12/31/2017	Average ROCE (2016-2017)	30%
12/31/2018	Cumulative TSR (2016-2018)	50%	12/31/2018	Average ROCE (2016-2018)	50%

2014 Long-Term Incentive Award Results

In March 2014, the Company reviewed and granted awards under the 2013 Plan. A portion of the awards (60% for the CEO and 50% for NEOs) were granted as performance-based units, with the payout based on the Company’s relative TSR and ROCE over the three-year performance period of 2014-2016. The remaining portion of the awards was granted as time-based RSUs, all of which vested in thirds each March of 2015, 2016 and 2017. The performance-based units vested following the closure of the three-year performance period on December 31, 2016 and the Compensation Committee’s review of the performance results and certification of the awards, which occurred on March 9, 2017. The performance-based awards were paid out in shares and in cash, reflecting a relative TSR award multiplier of 0.575 and a ROCE award multiplier of 1.517 for the three-year performance period. The award multipliers and Company’s rank within a performance peer group of 12 peers established at the beginning of the performance period are outlined in the following table:

	Total Shareholder Return (TSR)				Return on Capital Employed (ROCE)
	1 Year (2014)	2 Year (2014-2015)	3 Year (2014-2016)	Final Weighted Factor	1 Year (2014)	2 Year (2014-2015)	3 Year (2014-2016)	Final Weighted Factor
Weighting by Year	20%	30%	50%		20%	30%	50%
PKD Rank	9	8	9		5	3	4
Award Multiplier	0.5	0.75	.50	0.575	1.33	1.67	1.50	1.517

The payout table below shows the payout value at the time of release for both PSUs and PCUs for the NEOs:

2014 Long-Term Incentive Award Calculations

Executive	2014 PSU Target Value (TSR)(1)	2014 PSU Payout Value (TSR)(2)	2014 PCU Target Value (ROCE)	2014 PCU Payout Value (ROCE)(3)	Total Payout	Payout as % of Target
Mr. Rich	$575,300	$72,191	$575,300	$872,730	$944,921	82%
Mr. Weber	$175,500	$22,028	$175,500	$266,234	$288,262	82%
Mr. Farmer	$182,200	$22,867	$182,200	$276,397	$299,264	82%
Mr. Duplantier	$179,300	$22,499	$179,300	$271,998	$294,497	82%
Mr. Agnew	$142,800	$17,916	$142,800	$216,628	$234,544	82%

(1)
The “PSU Target Value” is determined by multiplying the number of shares granted by a factor of 1.0 and by the average closing share price of the Company’s common stock for the thirty trading days immediately prior to the date of grant.

(2)
The “PSU Payout Value” is determined by multiplying the number of shares granted by 0.575 and by the closing share price of the Company’s common stock the day immediately preceding the date the Compensation Committee certified the performance results.

(3)	The “Payout Value” of PCUs is determined by multiplying the grant value by 1.517.

Use of Equity from the 2016 Plan

As noted above, the 2016 Plan authorized the granting of traditional awards of stock options and restricted stock in addition to the annual incentive cash compensation and the long-term incentive equity awards described throughout this CD&A. The Committee has adopted a general practice, in line with its competitive markets, preferring restricted stock unit awards and performance unit awards over stock options. Accordingly, no stock option grants have been made since 2009. Full value time-based RSUs and PhSUs and performance-based PSUs, PhPSUs and/or PCUs will continue to be a significant component of the equity grants due to (a) the additional amount of share usage required with options, and (b) the widespread industry practice of granting full value shares to key management and employees within the organization.

Stock Ownership Guidelines
Our Board believes that all non-employee Directors and certain executives should own and hold Common Stock of the Company to ensure alignment of their interests and actions with the interests of the Company’s Common Stockholders. As a result, the Board has adopted stock ownership guidelines that require each non-employee Director to achieve ownership of a number of qualifying shares with a market value equal to a multiple of five times the Director’s annual cash retainer. Mr. Rich, as CEO, is required to achieve ownership of a number of qualifying shares with a market value equal to five times his annual base salary within five years of his date of hire. Messrs. Agnew, Duplantier, Farmer, and Weber are each required to achieve ownership of qualifying shares of three times his annual base salary within five years of his appointment to his respective executive office.
Once the Director or executive achieves the required stock ownership level based on market value, the ownership requirement becomes fixed at the number of shares owned at that time, regardless of subsequent fluctuations in the market price of the Company’s stock. “Qualifying shares” include shares owned outright by the Director or executive (or their immediate family members), shares held in a partnership or trust for the benefit of such individual, shares held in the Company’s 401(k) Plan, and shares representing the net after tax proceeds (using a 25% tax rate) of unvested RSUs.
Given that the aim of the Company’s Stock Ownership Guidelines is to ensure that the Company’s non-employee Directors and executives have a direct personal financial stake in the Company’s performance, hedging transactions could be contrary to that purpose. Accordingly, our non-employee Directors and executives are strictly prohibited from implementing hedging strategies or transactions using puts, calls or other types of derivative securities based upon the value of the Company’s Common Stock.

Perquisites and Other Personal Benefits
Consistent with our compensation philosophy, we provide certain perquisites to our executive officers that the Company and the Committee believe are reasonable and that better enable the Company to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs.
Personal use of corporate aircraft by the CEO and other senior managers is permitted, subject to limitations prescribed in the Company’s Corporate Aircraft Policy. The CEO used the corporate aircraft for personal use in 2016. Mr. Farmer was provided expatriate assignment benefits as he was relocated to Dubai, United Arab Emirates in 2014. Specific information regarding these perquisites and the incremental cost, if any, to the Company for providing these perquisites are set forth in the Summary Compensation Table and in the footnotes on page 50 of this Proxy Statement.
In addition, the Company sponsors a defined contribution 401(k) Plan in which substantially all U.S. employees (including the NEOs) are eligible to participate. From January 1, 2016 to April 30, 2016, the Company matched 100 percent of each participant’s pre-tax contributions in an amount not exceeding four percent of the participant's compensation and 50 percent of each participant’s pre-tax contributions in an amount not exceeding two percent of the participant's compensation, up to the maximum amounts of contributions allowed by law; however, the Company suspended matching contributions effective May 1, 2016. Employees became 100 percent vested in the employer match contributions immediately upon participation in the 401(k) Plan. From January 1, 2016 to April 30, 2016, the Company matched in shares of the Company’s Common Stock.

Impact of Accounting and Tax Treatments

Section 162(m) of the Code limits corporate tax deductions for certain executive compensation over $1 million. Certain types of performance-based compensation are excluded from this limitation only if performance criteria for a particular award are documented in detail within the required timeline and stockholders have approved the criteria. While our executive compensation programs in recent years have a material performance-based component, not all of our performance-based compensation qualifies as

“performance-based” under Section 162(m). The Committee remains aware of these provisions and in the future will continue to assess the applicability of these provisions to future grants under the 2016 Plan.

Employment Agreements

Each of the NEOs has or had an employment agreement with the Company. The employment agreements have initial terms with automatic repeating extensions of one year. In general, the employment agreements provide for the following benefits:

•	payment of base salary, which may be increased upon review by the Board (or the Committee in the case of Mr. Rich) on an annual basis but cannot be reduced except with consent of the executive;

•	payment of annual target incentive compensation of 100% of salary for Mr. Rich, and 75% for Messrs. Weber, Farmer, Duplantier, and Agnew; and

•	eligibility to receive equity awards and to participate in other benefits, including without limitation, paid vacation, the 401(k) Plan, health insurance and life insurance.

The employment agreements with the Company’s executive officers provide for the payment of severance and other post-termination benefits upon the occurrence of specified events, including involuntary termination of employment without cause, voluntary termination with good reason, death or disability, and a change in control of the Company. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Potential Payments Upon Termination” beginning on page 55 of this Proxy Statement.

The employment agreements also restrict the executive officers from engaging in business that competes with the Company and from soliciting employees of the Company for one year after their employment with the Company terminates. In addition, the employment agreements provide that any severance payments are subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants in their employment agreements are violated or if the Company learns of facts that would have resulted in a termination for cause. None of the employment agreements provides for a gross-up in the event the executive is entitled to benefits that constitute parachute payments subject to an excise tax under the Internal Revenue Code.

The terms of the employment agreement with the CEO were based primarily on the key terms contained in the employment agreements of our peer companies. Although peer comparisons were a factor in negotiating employment agreements with our other executive officers, a significant factor in the negotiation of termination of employment provisions included in their employment agreements was the provision of a fixed amount of compensation intended to offset any potential loss of compensation from leaving their prior employers or due to choosing the Company’s offer of employment over other employment opportunities. As part of the analysis conducted when negotiating, the Committee weighs the aggregate potential obligations of the Company that would result from hiring the executive against the potential value created by adding the executive to our management team.

The Company and the Committee believe that the terms and conditions of the employment agreements with the executives are reasonable and will help the Company retain the talent needed to achieve the objectives of our strategic plan. In particular, the severance agreements, in the event of a change in control, will allow our executives to focus their attention on the performance of their duty to act in the best interests of the stockholders without being concerned about their job security. We believe this is instrumental in promoting continuity of executive management. Post-termination payments payable to our NEOs under certain events are discussed in the table and accompanying narrative in the section titled “Potential Payments Upon Termination”.

Actions in 2017

In January 2017 the Company reorganized a number of departments and business units to optimize the Company’s cost structure and prepare for an increase in business activity in 2017 and beyond.

The Company announced the departure of Mr. David Farmer, Senior Vice President of EMEA, effective January 1, 2017. The Company and Mr. Farmer entered into a Separation Agreement and Release outlining the terms of the separation, in accordance with the Employment Agreement entered into as of August 15, 2011 between Mr. Farmer and the Company. Mr. Farmer received or will receive the following consideration:

•	base salary through January 1, 2017;

•	accrued but unused vacation time in accordance with the Company’s customary policy for all employees;

•	payout of incentive compensation and long-term incentive awards earned in 2016;

•	a lump-sum payment of $1,067,520; of which $33,336 represents an amount due to Mr. Farmer pursuant to his Employment Agreement;

•	pro-rata vesting of RSUs and PhSUs as of January 1, 2017; and

•
Medical insurance coverage for Mr. Farmer and his covered dependents until January 30, 2019, or the date on which Mr. Farmer is covered by another company’s group insurance plan, whichever date occurs first.

The Company also announced the departure of Mr. Philip Agnew, Senior Vice President and Chief Technical Officer, effective January 1, 2017. The Company and Mr. Agnew entered into a Separation Agreement and Release outlining the terms of the separation, in accordance with the Employment Agreement entered into as of December 6, 2010 between Mr. Agnew and the Company, and subsequently amended. Mr. Agnew received or will receive the following consideration:

•	base salary through January 1, 2017;

•	accrued but unused vacation time in accordance with the Company’s customary policy for all employees;

•	payout of incentive compensation and long-term incentive awards earned in 2016;

•	A lump-sum payment of $836,382; of which $26,118 represents an amount due to Mr. Agnew pursuant to his Employment Agreement;

•	pro-rata vesting of RSUs and PhSUs as of January 1, 2017; and

•
Medical insurance coverage for Mr. Agnew and his covered dependents until January 30, 2019, or the date on which Mr. Agnew is covered by another company’s group insurance plan, whichever date occurs first.

Mr. Bryan Collins was appointed as President of Drilling Operations on January 1, 2017, and assumed some of the duties of the departing executives. Mr. Jon-Al Duplantier assumed other duties of the departing executives. The Board of Directors approved a salary increase for Mr. Duplantier of 3.1%.

As noted above, on March 9, 2017, the Committee considered and approved the payment of annual incentive compensation for certain executive officers for the year 2016 and paid in 2017. See the chart entitled “2016 Individual ICP Award Calculations” on page 42 for the amounts paid. At the same time the Committee also considered and approved the payout of performance units awarded under the 2014 Long-Term Incentive Program. See the chart entitled “2014 Long-Term Incentive Award Calculations” on page 45 for the amounts paid.

2017 Long-Term Incentive Awards

In February and March 2017, the Committee reviewed and considered recommended awards for each of the executive officers. After due consideration and pursuant to its authorization under the 2016 Plan, on March 9, 2017, the Committee approved three-year incentive awards (“2017 LT Incentive Awards”) to executive officers and certain key personnel allocated as follows:

Participant	Time-based Awards (RSUs and PhSUs)(1)	Performance-based Awards (PCUs and PhPSUs)(2)
Gary Rich	40%	60%
All other NEOs	50%	50%
Other executives and key personnel	60%	40%

(1)
One-half of the time-based awards are PhSUs, which are denominated in shares and will pay out in cash, and one-half are RSUs. These time-based awards will vest annually on a pro-rata basis over a three-year period beginning on March 9, 2017 and ending on March 9, 2020.

(2)
The performance-based awards are tied to performance targets established at the commencement of the three-year performance period, which was January 1, 2017. One-half of the units granted are PhPSUs which are denominated in shares and will pay out in cash based on TSR relative to the Performance Peer Group. The other half of the units are PCUs that will pay out in cash based on ROCE relative to the Performance Peer Group.

PM&P assisted the Committee in the design of the 2017 LT Incentive Awards. The 2017 LT Incentive Awards are structured similar to the 2016 LT Incentive Awards, utilizing relative TSR and ROCE in the same manner as the 2016 LT Incentive Awards. As in 2016, the Committee chose to award one-half of the time-based component of the 2017 LT Incentive Awards in PhSUs (denominated in shares and payable in cash) and the other one-half in RSUs. The Compensation Peer Group used for benchmarking executive compensation was the same as the group of peers used in 2016 excluding Hercules Offshore Drilling and Vantage Drilling.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Zaki Selim, Chairman
Peter T. Fontana
Gary R. King
R. Rudolph Reinfrank

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned by each person serving as the principal executive officer (“PEO”) and the Principal Financial Officer (“PFO”), and the other three most highly compensated executive officers of the Company, other than the PEO and the PFO, for the year ended December 31, 2016. Collectively, the officers listed in the following table are referred to as the “Named Executive Officers” or “NEOs”. A description of the material terms of the employment agreements for the NEOs is found on page 47 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Mr. Rich - PEO/Chairman, President and CEO	2016	650,000	517,608	1,100,230	12,669	2,280,507
	2015	650,000	837,919	1,258,850	13,250	2,760,019
	2014	627,654	1,274,780	355,911	22,716	2,281,061

Mr. Weber - PFO/SVP and CFO	2016	379,500	236,897	365,853	4,417	986,667
	2015	379,500	713,495	454,962	13,250	1,561,207
	2014	370,212	500,094	160,223	13,000	1,043,529

Mr. Farmer - SVP Europe Middle East & Asia	2016	393,975	245,932	405,676	267,718	1,313,301
	2015	393,975	398,123	499,294	295,061	1,586,453
	2014	390,886	519,164	554,120	292,270	1,756,440

Mr. Duplantier - SVP, CAO and General Counsel	2016	387,663	241,992	373,760	4,417	1,007,832
	2015	387,663	651,744	464,695	13,250	1,517,352
	2014	378,175	510,814	506,908	16,231	1,412,128

Mr. Agnew - SVP and Chief Technical Officer	2016	308,672	192,684	262,929	4,417	768,702
	2015	308,672	311,921	382,036	13,250	1,015,879
	2014	305,476	406,754	361,686	13,000	1,086,916

(1)
The amounts in column (d) for 2015 and 2016 reflect the value of RSUs granted. For 2014, the amount in column (d) includes both RSUs and PSUs granted in 2014. The amount reflected for each award is the grant-date fair value calculated in accordance with FASB ASC Topic 718. The value of time-based PhSUs and performance-based PhPSUs granted in 2015 and 2016 will be disclosed under “Non-Equity Incentive Plan Compensation” in future years, if earned.

(2)
The amounts in column (e) for 2016 reflect both: (i) cash awards earned by the named individuals under the 2016 ICP, which is discussed in further detail under the heading “Compensation Program Components — Annual Incentive Compensation Plan (the “ICP”)”, and (ii) payouts of PCUs granted in 2014 and described in further detail under the heading “Compensation Discussion and Analysis — 2014 Long-Term Incentive Program Award.” The PCUs were denominated in dollars and were payable in cash, after the completion of the three-year performance period. The final value of the PCUs was paid in cash, on March 9, 2017. The amounts included in the table represent the Committee-approved payouts of PCUs at 151.7% of target, reflecting the Company’s relative ROCE performance versus our Performance Peer Group over the three-year performance period, 2014-2016.

(3)
The amounts in column (f) include the following: (i) matching contributions made by the Company to each NEO pursuant to the 401(k) Plan, which for 2016 were $4,417 for each executive, and (ii) the aggregate incremental cost to the Company for Mr. Rich’s use of the Company aircraft of $8,252, and (iii) the value of expatriate assignment benefits for Mr. Farmer, which included $45,025 for housing and $218,277 in assignment allowances, totaling $263,302.

2016 GRANTS OF PLAN-BASED AWARDS
The following table provides additional information on stock awards and equity and non-equity incentive plan awards made to our NEOs during 2016.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
			Threshold ($)	Target ($)	Maximum ($)	(#)	($)

Mr. Rich	ICP		162,500	650,000	1,300,000	-	-
	PCU	3/10/2016	143,813	575,250	1,150,500	-	-
	PhPSU	3/10/2016	194,103	776,411	1,941,029	-	-
	PhSU	3/10/2016		517,608
	RSU	3/10/2016				261,418	517,608

Mr. Weber	ICP		71,156	284,625	569,250	-	-
	PCU	3/10/2016	43,880	175,519	351,038	-	-
	PhPSU	3/10/2016	59,224	236,897	592,243	-	-
	PhSU	3/10/2016		236,897
	RSU	3/10/2016				119,645	236,897

Mr. Farmer	ICP		73,870	295,481	590,963	-	-
	PCU	3/10/2016	45,553	182,213	364,426	-	-
	PhPSU	3/10/2016	61,483	245,932	614,830	-	-
	PhSU	3/10/2016		245,932
	RSU	3/10/2016				124,208	245,932

Mr. Duplantier	ICP		72,687	290,747	581,495	-	-
	PCU	3/10/2016	44,824	179,294	358,588	-	-
	PhPSU	3/10/2016	60,498	241,992	604,979	-	-
	PhSU	3/10/2016		241,992
	RSU	3/10/2016				122,218	241,992

Mr. Agnew	ICP		57,876	231,504	463,008	-	-
	PCU	3/10/2016	35,690	142,761	285,522	-	-
	PhPSU	3/10/2016	48,171	192,684	481,709	-	-
	PhSU	3/10/2016		192,684
	RSU	3/10/2016				97,315	192,684

(1)	The amounts shown in columns (d) through (f) reflect potential payouts of non-equity compensation plans according to the following award types:

ICP: Payouts under the 2016 ICP are described in further detail under the heading “Annual Incentive Compensation Plan (the “ICP”).” With respect to potential payouts under the 2016 ICP, the amount in column (d) is 25% of the executive’s annual incentive target, and is the amount that the executive would earn if threshold targets are achieved. The amount in column (e) reflects target ICP amount for each executive. The amount in column (f) reflects the maximum possible ICP amount which is 200% of the executive’s annual incentive target. Mr. Rich’s incentive target was 100% of his base salary, and the incentive target for the other executive officers was 75% of base salary.
PCU: With respect to potential payouts of PCUs granted in 2016, the amount in column (d) is 25% of the target value of the PCUs, which is the amount that the executive would earn if only a minimum threshold target was achieved, and the Committee chose to decrease the final award by 20%. Column (e) reflects the target value of the PCUs, and column (f) reflects the maximum possible payout, which is 200% of the target value. The PCUs are denominated in dollars and are payable in cash after the completion of the 2016-2018 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of ROCE performance against peers over the applicable three year period.
PhPSU: The potential payout of PhPSUs are described in further detail under the heading “2016 Long-Term Incentive Awards.” The amount in column (d) is 25% of the target value of the PhPSUs, which is the amount that the executive would earn if only a minimum threshold target was achieved, and the Committee chose to decrease the final award by 20%. Column (e) reflects the target value of the PhPSUs, and column (f) reflects the maximum possible payout which is 250% of the target value. The PhPSUs are denominated in shares and are payable in cash after the completion of the 2016-2018 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of TSR performance against peers over the applicable three year period and the value of Company Common Stock at that time.
PhSU: The payout of PhSUs upon vesting will be a cash value determined by multiplying the number of units granted by the fair market value of Company Common Stock on each vest date, which are the next three anniversaries of the grant date. There is no threshold or maximum value associated with these awards, as the value upon vesting depends solely on the fair market value of Company Common Stock.

(2)
On March 10, 2016, the Compensation Committee approved RSU awards to Messrs. Rich, Weber, Farmer, Duplantier, and Agnew as part of the 2016 LT Incentive Awards. All RSUs for Messrs. Rich, Weber and Duplantier will vest in three equal installments over a three-year period; the awards to Messrs. Farmer and Agnew vested on a pro rata basis on the date of their separation from the Company.

(3)	The amounts in column (h) reflect the grant-date fair value calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table summarizes the equity awards we have made to our NEOs that were outstanding as of December 31, 2016.

		Option Awards	Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Shares or Units of Stock that have not Vested (#) (1)	Market Value of Shares of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Units or Stock that have not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Units or Stock that have not Vested ($) (4)
Name		Exercisable
Mr. Rich	03/14/2014	-	33,818	87,927	76,091	197,837
	04/01/2015	-	161,916	420,982	-	-
	03/10/2016	-	261,418	679,687	-	-

Mr. Weber	03/14/2014	-	15,478	40,243	23,217	60,364
	03/09/2015	-	66,666	173,332	-	-
	04/01/2015	-	74,105	192,673	-	-
	03/10/2016	-	119,645	311,077	-	-

Mr. Farmer(5)	03/14/2014	-	16,068	41,777	24,102	62,665
	04/01/2015	-	76,932	200,023	-	-
	03/10/2016	-	124,208	322,941	-	-

Mr. Duplantier	03/14/2014	-	15,810	41,106	23,715	61,659
	03/09/2015	-	52,525	136,565	-	-
	04/01/2015	-	75,699	196,817	-	-
	03/10/2016	-	122,218	317,767	-	-

Mr. Agnew(6)	03/14/2014	-	12,589	32,731	18,884	49,098
	04/01/2015	-	60,274	156,712	-	-
	03/10/2016	-	97,315	253,019	-	-

(1)	The numbers in column (d) are unvested RSUs and do not include awards of PhPSUs and PhSUs, which are denominated in shares and payable in cash.

(2)	The market value in column (e) is based on the closing price of Company Common Stock on December 31, 2016 of $2.60 per share.

(3)	Awards in column (f) represent PSUs granted on March 14, 2014. The awards vested upon the approval of performance achievement by the Committee following the end of the three-year performance period.

(4)
The market value in column (g) is based on the closing price of Company Common Stock on December 31, 2016 of $2.60 per share, and a performance multiplier of 1.00. Under SEC rules, the value is reported at target, since the estimated achievement at the fiscal year-end was above threshold and below the maximum.

(5)	On January 1, 2017 84,736 RSUs vested on a pro rata basis due to the termination of Mr. Farmer’s employment, with a value of $220,314.

(6)	On January 1, 2017 66,389 RSUs vested on a pro rata basis due to the termination of Mr. Agnew’s employment, with a value of $172,611.

2016 OPTION EXERCISES AND STOCK VESTED

The following table provides additional information about the value realized by our NEOs upon vesting of stock awards during 2016:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
Name	Exercisable	Unexercisable
Mr. Rich	-	-	311,980	$659,601
Mr. Weber	-	-	244,065	$526,170
Mr. Farmer	-	-	133,312	$282,582
Mr. Duplantier	-	-	152,500	$320,557
Mr. Agnew	-	-	103,855	$220,132

(1)	In addition to RSU vested shares, the number of shares acquired on vesting includes PSU shares which were granted in 2013 and vested on March 10, 2016.

(2)	The value is based on the closing price of Company Common Stock on the business day immediately preceding the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION
The following table reflects the amount of compensation to each of the NEOs in the event of termination of such executive’s employment under the scenarios described below. The amount of compensation payable to each NEO upon voluntary termination, normal retirement, involuntary not-for-cause termination, termination by the executive for good reason, for cause termination, termination within two years following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2016, and reflect the executive’s then current base salary and agreement terms.
Voluntary Termination Not for Good Reason
In the case of voluntary termination without Good Reason, Messrs. Rich, Weber, Farmer, Duplantier and Agnew would receive their accrued vacation pay. According to their employment agreements they would not be eligible for any other payments.
Normal Retirement
The terms and conditions of the executives’ RSU agreements provide for pro-rata vesting in the case of normal retirement, which is defined as voluntary termination at or after age 60 having at least five years of service with the Company. None of Messrs. Rich, Weber, Farmer, Duplantier, or Agnew met these criteria as of December 31, 2016.
Involuntary Not for Cause Termination
The executives’ employment agreements provide generally they will receive a payment of a multiple of base salary and highest ICP payment earned in the past three years (or target ICP payment, if greater) in the event of involuntary termination without cause. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Weber, Duplantier, Farmer, and Agnew is 1.5. The agreements also provide for a prorated payment of the current year ICP, 24 months of post termination health care benefits, and payment of accrued vacation pay. The executives are also entitled to vesting of a pro-rated number of unvested RSUs and PhSUs.
For Cause Termination
If an executive is terminated for cause, the executive is eligible for payout of earned and accrued vacation pay according to Company policy, and all other benefits are forfeited.
Voluntary Good Reason Termination
The executives’ employment agreements provide generally they will receive a payment of a multiple of base salary and highest ICP payment earned in the past three years (or target ICP payment, if greater) in the event of voluntary termination with good reason. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Weber, Duplantier, Farmer, and Agnew is 1.5. The agreements also provide for a prorated payment of the current year ICP, 24 months of post termination health care benefits, and payment of accrued vacation pay. The terms and conditions of the RSU, PhSU, PSU, PhPSU, and PCU awards do not provide for any acceleration of vesting under this condition, and all unvested RSUs, PhSUs, PSUs, PhPSUs and PCUs would be forfeited.
Change in Control
In the event of termination following a change in control, the executives’ employment agreements provide generally they will receive a payment of a multiple of the highest base salary and the highest annual ICP payment which was earned during the previous three years (or the sum of their then-current base salary plus their then-current target annual ICP payment, if greater), plus a pro-rata amount of the executive’s then-current target annual ICP payment, 24 months of continued health benefits, and accrued vacation pay. The multiple for Mr. Rich and Mr. Weber is 3.0, and for Messrs. Farmer, Duplantier, and Agnew the multiple is 2.0. The award agreements for the RSUs, PhSUs, PSUs, PhPSUs and PCUs provide for accelerated vesting of all unvested RSUs, PSUs, PhSUs and PCUs under the 2016 Plan.
Death or Disability
In the event of death or disability, executives are eligible for full accelerated vesting of all RSUs, PhSUs, PSUs, PhPSUs, PCUs, and payment of accrued vacation pay. Mr. Rich’s employment agreement provides for 24 months of post-termination health care for himself and his family in the case of disability, and for his family in the case of his death.

	Mr. Rich	Mr. Weber	Mr. Farmer (1)	Mr. Duplantier	Mr. Agnew (1)
Voluntary Termination, For Cause Termination, or Normal Retirement(2)
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
Involuntary Not for Cause Termination
Cash Severance Compensation	$2,600,000	$996,187	$1,034,184	$1,017,616	$810,264
Pro-Rata Annual Incentive Compensation	$650,000	$284,625	$295,481	$290,747	$231,504
Pro-Rata Restricted Stock Vesting	$412,901	$259,732	$196,184	$248,789	$153,708
Pro-Rata Phantom Stock Unit Vesting	$183,732	$84,089	$87,298	$85,899	$68,396
Post Termination Health Care	$31,935	$39,646	$41,191	$42,932	$39,882
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$3,953,568	$1,708,067	$1,699,797	$1,730,713	$1,339,370
Voluntary Good Reason Termination
Cash Severance Compensation	$2,600,000	$996,187	$1,034,184	$1,017,616	$810,264
Pro-rata Annual Incentive Compensation	$650,000	$284,625	$295,481	$290,747	$231,504
Post Termination Health Care	$31,935	$39,646	$41,191	$42,932	$39,882
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$3,356,935	$1,364,246	$1,416,315	$1,396,025	$1,117,266
Change in Control(3)
Cash Severance Compensation	$3,900,000	$1,992,375	$1,378,912	$1,356,821	$1,080,352
Pro-rata Annual Incentive Compensation	$650,000	$284,625	$295,481	$290,747	$231,504
Accelerated Restricted Stock Unit Vesting	$1,188,596	$717,325	$564,741	$692,255	$442,462
Accelerated Phantom Stock Unit Vesting	$679,687	$311,077	$322,941	$317,767	$253,019
Accelerated Performance Unit Vesting	$3,076,979	$1,042,466	$1,082,236	$1,064,935	$848,014
Post Termination Health Care	$46,741	$59,271	$60,900	$64,094	$59,591
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$9,617,003	$4,450,926	$3,750,671	$3,831,349	$2,950,558
Death or Disability
Accelerated Restricted Stock Unit Vesting	$1,188,596	$717,325	$564,741	$692,255	$442,462
Accelerated Phantom Stock Unit Vesting	$679,687	$311,077	$322,941	$317,767	$253,019
Accelerated Performance Unit Vesting	$3,076,979	$1,042,466	$1,082,236	$1,064,935	$848,014
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$5,020,262	$2,114,656	$2,015,377	$2,119,687	$1,579,111

(1)	Mr. Farmer’s and Mr. Agnew’s employment with the Company terminated effective January 1, 2017.

(2)
The terms and conditions of the executives’ RSU agreements provide for pro-rata vesting of RSUs in the case of normal retirement, which is defined as voluntary termination at or after age 60 having at least five years of service with the Company. None of Messrs. Rich, Weber, Farmer, Duplantier, or Agnew met these criteria as of December 31, 2016.

(3)
A “change in control” includes the acquisition by a person of 50% or more of the Company’s voting power, specified changes in a majority of the Board of Directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company, the sale or liquidation of the Company and such events as the Board of Directors determines to constitute a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table lists the equity compensation plan information for plans approved by stockholders and the equity compensation plans not approved by stockholders as of December 31, 2016:

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities reflected in Column A) (#) (2)
Equity compensation plans approved by security holders	____	____	5,151,073
Equity compensation plans not approved by security holders	____	____	____
Total	____	____	5,151,073

(1)	Excludes 4,880,742 shares that could be issued upon the vesting of RSUs granted under the 2016 Plan and outstanding as of March 13, 2017.

(2)
As of December 31, 2016, these shares were available for grants of equity-based incentive awards under the 2016 Plan. As of March 13, 2017, there remained 5,420,254 shares available for issuance. There were 4,880,742 RSUs and no PSUs outstanding as of March 13, 2017.

OTHER INFORMATION

If you have questions or need more information about the Annual Meeting, call 281-406-2000, or write to:

Parker Drilling Company
Corporate Secretary
5 Greenway Plaza, Suite 100
Houston, Texas 77046

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or mark, sign, date and promptly return your completed proxy in the enclosed envelope. The toll free number to vote by telephone is at no cost to you. No postage is required for mailing in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 9, 2017

Stockholders may view this Proxy Statement and our 2016 Annual Report to Stockholders over the Internet by accessing our website at www.parkerdrilling.com. Information on our website does not constitute a part of this Proxy Statement.

By order of the Board of Directors,

/s/ Jon-Al Duplantier

Jon-Al Duplantier
Secretary
Houston, Texas
March 30, 2017

ANNUAL REPORT

The Company has provided to each person whose proxy is being solicited a copy of its 2016 Annual Report to Stockholders. The Company will provide a copy of the Company’s Annual Report on Form 10-K (including the financial statements and financial schedules thereto) required to be filed with the Securities and Exchange Commission for the year ended December 31, 2016 to each person who requests, without charge. Such requests should be directed to Mr. Jason Geach, Investor Relations Department, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046.

Stockholders are invited to keep current on the Company’s latest news releases and other developments throughout the year by way of the Internet. The Parker Drilling Company homepage can be accessed by setting your World Wide Web browser to www.parkerdrilling.com for regularly updated information. Information on our website does not constitute a part of this Proxy Statement.

PARKER DRILLING

ANNUAL MEETING OF PARKER DRILLING COMPANY

Date: May 9, 2017
Time: 9:00 A.M. (CDT)
Place: DoubleTree by Hilton Hotel Houston – Greenway Plaza, 6 E. Greenway Plaza, Houston, Texas 77046

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** proposal 1, 2 and 3, a Vote of **ONE** Year on proposal 4.

	For	Against	Abstain	Directors Recommend
1. Election of Class III Directors				
01 Robert L. Parker, Jr.	☐	☐	☐	For
02 Gary G. Rich	☐	☐	☐	For
2. To approve, by non-binding vote, executive compensation.	☐	☐	☐	For
3. Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2017.	☐	☐	☐	For
	One	**Two**	**Three**	
4. To vote, on a non-binding advisory basis, on whether stockholders should vote, on a non-binding advisory basis, on the compensation of the named executive officers every one, two or three years.	☐	☐	☐	One

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PARKER DRILLING

Annual Meeting of Parker Drilling Company to be held on Tuesday, May 9, 2017 for Holders as of March 13, 2017

This proxy is being solicited on behalf of the Board of Directors.

VOTE BY:

INTERNET
Go To
www.proxypush.com/PKD
Cast your vote online
View Meeting Documents

OR

TELEPHONE
Call
855-686-4803
Use touch-tone telephone
Have your Proxy Card/Voting Instruction Form Ready
Follow the simple recorded instructions.

OR

MAIL
Mark, sign and date your Proxy Card/Voting Instruction Form.
Detach your Proxy Card/Voting Instruction Form.
Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Gary G. Rich and Jon-Al Duplantier, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Parker Drilling Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND ONE YEAR IN ITEM 4.

If you plan to attend the Annual Meeting of Stockholders, please bring this portion of the card with you to the meeting as it will serve as your admission ticket to the meeting. If you will not attend the Annual Meeting of Stockholders in person —

All votes must be received by 5:00 P.M., Eastern Time, May 8, 2017.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 5, 2017.

PROXY TABULATOR FOR
PARKER DRILLING COMPANY
P.O. BOX 8016
CARY, NC 27512-9903

Event #

Client #

Proxy — Parker Drilling Company
Annual Meeting of Stockholders
May 9, 2017, 9:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Gary G. Rich and Jon-Al Duplantier (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Parker Drilling Company ("the Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the DoubleTree by Hilton Hotel Houston - Greenway Plaza, 6 E. Greenway Plaza, Houston, Texas 77046, on Tuesday, May 9, 2017 at 9:00 a.m. (CDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1. Proposal 1: Election of Class III Directors;
2. Proposal 2: To approve, by non-binding vote, executive compensation;
3. Proposal 3: Ratify the appointment of KPMG LLP as independent registered public accounting firm for 2017; and
4. Proposal 4: To recommend ONE year as the frequency of the advisory vote on the compensation of our named executive officers.

The two directors up for re-election are: Robert L. Parker, Jr. and Gary G. Rich.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director, FOR the proposals in Items 2 and 3, and "ONE" year for the proposal in Item 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, "FOR" each of proposals 2 and 3, and "ONE" year for Proposal 4. In their discretion, the named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of directors' recommendation. The named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐